EXHIBIT NO. 10.1

THIS LEASE AGREEMENT, dated as of July 31, 2001 (this "Lease"), is made between GERB (CT) QRS 14-73, INC., a Delaware corporation ("Lessor"), and GERBER TECHNOLOGY, INC., a Connecticut Corporation, GERBER SCIENTIFIC PRODUCTS, INC., a Connecticut Corporation , GERBER COBURN OPTICAL, INC., a Delaware Corporation, and GERBER SCIENTIFIC, INC., a Connecticut corporation (collectively herein, together with any corporation succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, called "Lessee"). The liability of each named Lessee shall be joint and several, subject to the release provisions of Article XIV hereof.

      Lease of Premises; Title and Condition.

      In consideration of the rents and covenants herein stipulated to be paid and performed by Lessee and upon the terms and conditions herein specified, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the premises (collectively the "Premises"; provided each separable building, with its associated lot shall, for purposes of conformity with the terms of this Lease be referred to as the Premises when the context so requires) consisting of:

        those parcels of land more particularly described as the "First Piece", "Second Piece" and "Third Piece", respectively, in Schedule A attached hereto and made a part hereof (the "Land") having addresses of 55 Gerber Road, South Windsor, CT; 83 Gerber Road, South Windsor, CT; and 151 Batson Drive, Manchester, CT;
        all of the buildings, structures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land, and all fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the buildings and structures located on the Land described in the Exhibits hereto (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery, security systems and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all Severable Property (as defined in Section 3.1 hereof) and all personal property which is not necessary to the operation of the buildings which constitute part of the Premises for the uses permitted under Section 4(a) of this Lease (the above property demised hereby being referred to as "Machinery and Equipment" and together with the buildings, structures, etc. being collectively referred to as the "Improvements").; and
        all of Lessor's right, title and interest, if any, in and to all easements, rights-of-way, appurtenances and other rights and benefits associated with the Land and to all public or private streets, roads, avenues, alleys or passways, open or proposed, on or abutting the Land, including, without limitation, the agreements, if any, set forth in Schedule A (the "Agreements") (all of the foregoing being included within the term "Land").

      The Premises are leased to Lessee in their present condition without representation or warranty by Lessor and subject to the rights of parties in possession, to the existing state of title, to all applicable Legal Requirements (as defined in Section 5.2(c)) now or hereafter in effect, including any violations thereof, any state of facts an accurate survey would disclose and to those Permitted Exceptions listed in Schedule A (the "Permitted Exceptions"). Lessee has examined the Premises and title to the Premises and has found all of the same satisfactory for all purposes.

      Use.

        Lessee may occupy and use the Premises for commercial, industrial, office, laboratory, distribution, warehousing, manufacturing, "flex space" and purposes related thereto as long as the same are permitted by applicable land use laws of the community in which the Premises is located and for no other purpose without the prior written consent of Lessor, which shall not be unreasonably withheld or delayed. Lessee shall not use or occupy or permit any of the Premises to be used or occupied, nor do or permit anything to be done in or on any of the Premises, in a manner which would or might (i).violate any law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any warranty, guaranty or indemnity, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.
        Lessee shall have the right to apply for changes in any land use or other governmental designation or approval affecting the Premises which affects or governs use or operation of the Premises; provided, Lessee shall notify Lessor prior to making any such application, which notice shall not require a response from Lessor, and, subsequently, of any approvals granted which change the zoning of, the lot configuration of, or any other matter which permanently affects the land use designation for the Premises prior to taking any other action which would cause such change to be permanently effective. Additionally, prior to taking action to make such a change permanently effective, Lessee shall have obtained the written approval of Lessor. Lessee must obtain the consent of Lessor with respect to any approval which is effective upon the action of a municipal agency or commission without further action by applicant. The foregoing shall not permit Lessee to change the use of the Premises from that allowed in Section 1.2(a) without the prior written consent of Lessor.
      Term.

      This Lease shall be for an Interim Term beginning as of the date hereof and ending at midnight on the last day of the month including the date hereof and a Primary Term of seventeen (17) years beginning on August 1, 2001, and ending at midnight on July 31, 2018. The time period during which this Lease shall actually be in effect, including the Interim Term, the Primary Term and any Extended Term (as defined in Section 1.4) for which the right to extend is exercised, as any of the same may be terminated prior to their scheduled expiration pursuant to the provisions hereof, is sometimes referred to herein as the "Lease Term."

      Renewal.

      The Lease Term shall be automatically extended for a total of two (2) additional periods of ten (10) years each, each commencing at midnight on the day on which the then existing term of this Lease expires (an "Extended Term"), unless Lessee shall notify Lessor of its election not to extend the Lease Term by giving notice thereof as to each portion of the Extended Term no later than 18 months prior to expiration of the then existing term. Rent for each Extended Term shall be paid as provided in Section 1.5.

      Rent.
        During the Primary Term and any Extended Term, Lessee shall pay the amounts set forth in Schedule B as basic rent for the Premises ("Basic Rent"). Lessee shall pay Basic Rent to Lessor by wire transfer, in immediately available funds, at Lessor's address as set forth herein, or at such other address or to such other person or persons (but not more than two other persons) as Lessor from time to time may designate. Lessor shall give Lessee not less than 15 days' prior written notice of any change in the address to which such payments are to be made. If the party entitled to receive Basic Rent or such party's address shall change, Lessee may, until receipt of notice of such change from the party entitled to receive Basic Rent immediately preceding such change, continue to pay Basic Rent and additional charges to the party to which, and in the manner in which, the preceding installment of Basic Rent or additional charges, as the case may be, was paid. Such annual rentals shall be payable in equal quarterly installments in advance on the first day of each calendar quarter. Any rental payment made in respect of a period which is less than one calendar quarter shall be prorated by multiplying the then applicable quarterly rental by a fraction the numerator of which is the number of days in such calendar quarter with respect to which rent is being paid and the denominator of which is the total number of days in such calendar quarter. Lessee shall perform all its obligations under this Lease at its sole cost and expense, and shall pay all Basic Rent, additional charges and any other sum due hereunder when due and payable, without notice, demand, or set off.
      Right of First Offer; Right of First Refusal.
        If Lessor intends to offer the Premises (or any portion thereof) for sale to any third party, Lessor shall first offer by written notice (the "Offer") to sell the Premises to Lessee for a purchase price to be set forth in such Offer and, except as set forth below, upon such terms and conditions as Lessor, in Lessor's sole discretion, would otherwise intend to offer to sell the Premises, prior to Lessor's offering to sell the Premises to any such third party. Notwithstanding anything to the contrary contained herein (i) Lessor shall not be obligated to make the Offer (or, if Lessor has already made the Offer, then, whether or not Lessee has accepted the Offer, Lessor shall have the unilateral right, in Lessor's sole discretion, to revoke the Offer) if an Event of Default exists under this Lease on the date on which Lessor shall give, or would otherwise be required to give, Lessee the Offer, (ii) the terms and conditions any such sale to Lessee shall be (A) consistent with the terms and provisions of Section 6.1 hereof (Procedure Upon Purchase) and (B) "as is", without representation or warranty by Lessor and (iii) Lessor shall only be required to make the Offer to Lessee and Lessee shall only have the right during the Lease Term to exercise its right of first offer with respect to any intended sale of the Premises. NOTWITHSTANDING ANYTHING TO THE CONTRARY, IF LESSEE FAILS TO TIMELY EXERCISE THE RIGHT OF FIRST OFFER GRANTED PURSUANT TO THIS SECTION 1.6(a) AND THE SALE TO THE THIRD PARTY PURCHASER IS CONSUMMATED OR IF THIS LEASE TERMINATES OR THE LEASE TERM EXPIRES, SUCH RIGHT SHALL TERMINATE AND BE NULL AND VOID AND OF NO FURTHER FORCE AND EFFECT. IN SUCH EVENT LESSEE SHALL EXECUTE A QUITCLAIM DEED AND SUCH OTHER DOCUMENTS AS LESSOR SHALL REASONABLY REQUEST EVIDENCING THE TERMINATION OF ITS RIGHT OF FIRST OFFER.
          Lessee shall have the right to accept the Offer only by giving Lessor written notice of such acceptance (the "ROFO Notice") within thirty (30) days after delivery by Lessor to Lessee of the Offer. Time shall be of the essence with respect to said thirty (30) day period and delivery of the ROFO Notice by Lessee. Upon Lessee's acceptance of the Offer, Lessee shall execute, upon the request of Lessor, such agreement as should be reasonably required by Lessor to reflect Lessee's binding acceptance of the Offer.
          Subject to the provisions of subparagraph (iii) below, upon the delivery of the ROFO Notice by Lessee, no event or circumstances affecting the Premises that could be deemed an event which would otherwise cause termination of this Lease, and any right or option of Lessee to cancel, surrender or otherwise terminate this Lease, or any other right or option of Lessee under the Lease to acquire the Premises, shall automatically be deemed to have been waived by Lessee for all purposes under this Lease.
          If Lessee does not accept, or fails to accept, the Offer in accordance with the provisions herein, Lessor shall be under no further obligation with respect to such Offer pursuant to the terms contained herein, and Lessee shall have forever waived and relinquished its right to such Offer, and Lessor shall at any and all times thereafter be entitled to market the Premises to others upon such terms and conditions as Lessor in its sole discretion may determine. Lessee shall, within five (5) days after Lessor's request therefor, deliver an instrument in form reasonably satisfactory to Lessor confirming the aforesaid waiver, but no such instrument shall be necessary to make the provisions hereof effective. Notwithstanding anything to the contrary contained herein, if (i) the gross sales price at which Lessor intends to sell the Premises to a third party is less than eighty-five (85%) percent of the gross amount set forth in the Offer to Lessee, or (ii) if Lessor shall fail to close the intended sale of the Premises to any third party within six (6) months of the date of the giving of the Offer to Lessee, then Lessee's right of first offer as set forth in this Section 1.6(a) shall be deemed reinstated with respect to such sale and any intended sale of the Premises at any time thereafter, and Lessor shall be required to again deliver an Offer to Lessee with respect to any such future sale or intended sale thereafter.
          The rights of Lessee set forth herein are available only to the Lessee named in the heading of this Lease, and reference herein to "Lessee" shall mean, and the rights accorded herein shall be available only to Lessee, and to no other person, party or entity whatsoever, including, without limitation, any assignee or sublessee of Lessee, unless such rights are expressly granted by Lessor to such party in a writing to such effect.
          If Lessee does not timely deliver the ROFO Notice and the Premises are transferred to a third party, Lessee will attorn to such third party as Lessor so long as such third party and Lessor notify Lessee in writing of such transfer. At the request of Lessor, Lessee will execute such documents confirming the agreement referred to above and such other agreements as Lessor may reasonably request, provided that such agreements do not increase the liabilities and obligations of Lessee hereunder.
          Notwithstanding the foregoing, if Lessor shall, pursuant to this Section 16.1, sell only a portion of the Premises, the provisions of this Section 16.1 shall apply to any sale of the remaining portion of the Premises which is still owned by Lessor.
        At any time (and from time to time) Lessor shall desire to sell the Premises and shall receive a bona fide written offer from a third party which is a direct business competitor of Lessee in any area which is a material portion of Lessee's business at the time (for purposes of this Section, material shall mean an area of business which generates more than 5% of Lessee's gross revenue), Lessor shall by written notice to Lessee, offer to Lessee the right to enter into a contract for the purchase of the Premises on the terms set forth in such bona fide written offer and Lessee shall have ten (10) business days after receipt of such notice and offer in which to accept in writing such terms and conditions. Upon any acceptance of such offer by Lessee, Lessor and Lessee shall enter into a contract for the purchase of the Premises upon the terms and conditions specified in the notice from Lessor to Lessee. In the event that Lessee shall fail to accept the terms and conditions of sale by written notification to Lessor prior to the expiration of such ten (10) business-day period, Lessor shall thereafter be free to sell the Premises to such third party pursuant to the bona fide written offer for a period of eight months. This right of first refusal shall be a continuing right during the Lease Term. Any sale under this Section 1.6(b) shall be in accord with the provisions of Section 6.1.
        Neither the right of first offer nor the right of first refusal contained in this Section 1.6 shall not apply to a foreclosure or similar sale of the Premises by any holder of a mortgage on the Premises or to the granting of a deed in lieu of foreclosure by Lessor to such holder. The provisions of this Section1.6 shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Lessor's interest in the Premises, (ii) any sale of the Premises pursuant to a private power of sale under, or judicial foreclosure of, any mortgage or other security instrument or device to which Lessor's interest in the Premises is now or hereafter subject, (iii) any transfer of Lessor's interest in the Premises to a lender, beneficiary under deed of trust or other holder of a security interest therein or their designees by deed in lieu of foreclosure or a subsequent initial transfer by such lender to a third party purchaser (other than a sale to a direct competitor which shall remain subject to Section 1.6(b), (iv) any transfer of the Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Premises or the interests in Lessor to any affiliate of Lessor or to any entity for whom W.P. Carey & Co. LLC, W.P. Carey Incorporated or any of their affiliates or successors provides advisory or management services or investment advice, (vi) any person to whom Lessor transfers or sells all or substantially all of its assets, or (vii) any transfer of the Premises to any of the successors or assigns of any of the persons referred to in the foregoing clauses (i) through (iv) if such successor or assign would independently fall within the categories listed as items (i) through (iv), but not otherwise. Lessee's rights under this Section 1.6 shall be continuing rights, applicable to each subsequent offer respecting the Premises. For purposes of this Section 1.6, an "affiliate" of any person shall be any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such person, with "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") either through (A) the ownership (directly or indirectly through one or more intermediaries) of more than 50% of the voting stock or other beneficial interests in such person or (B) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or by contract or other agreement or otherwise.

      Maintenance and Repair.
        Lessee acknowledges that it has received the Premises in good order and repair. Lessee, at its own expense, will maintain all parts of the Premises in good repair and condition and will take all action and will make all structural and nonstructural, foreseen and unforeseen and ordinary and extraordinary changes and repairs which may be required to keep all parts of the Premises in good repair and condition (including, but not limited to, all painting, glass, utilities, conduits, fixtures and equipment, foundation, roof, exterior walls, heating and air conditioning systems, wiring, plumbing, sprinkler systems and other utilities, and all paving, sidewalks, roads, parking areas, curbs and gutters and fences). Lessor shall not be required to maintain, repair or rebuild all or any part of the Premises. Lessee waives the right to require Lessor to maintain, repair or rebuild all or any part of the Premises or make repairs at the expense of Lessor pursuant to any Legal Requirement, Agreement, contract, covenant, condition or restrictions at any time.
          Lessee shall at all times maintain the Premises in as good repair and appearance as they are in on the date hereof and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Lessee with respect to the other real properties owned or operated by it, and, in the case of the Machinery and Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Lessee shall take every other action necessary or appropriate for the preservation and safety of the Premises. Lessee shall promptly make all alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Section 2.1.
        If all or any part of the Improvements shall encroach upon any property, street or right-of-way adjoining or adjacent to the Premises, or shall violate the agreements or conditions affecting the Premises or any part thereof, or shall hinder, obstruct or impair any easement or right-of-way to which the Premises are subject, then, promptly after written request of Lessor (unless such encroachment, violation, hindrance, obstruction or impairment is a Permitted Exception) or of any person so affected, Lessee shall, at its expense, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting therefrom or (ii) if Lessor consents thereto, make such changes, including alteration or removal, to the Improvements and take such other action as shall be necessary to remove or eliminate such encroachments, violations, hindrances, obstructions or impairments.
      Alterations, Replacements and Additions.
        Lessee shall have the right, without having obtained the prior written consent of Lessor and provided that no Event of Default then exists, (i) to make non-structural alterations or a series of related non-structural alterations that, as to any such alterations or series of related alterations, do not cost in excess of $500,000 (subject to Adjustment as provided in Section 2.2(h)) in any calendar year and (ii) to install Machinery and Equipment in the Improvements or accessions to the Machinery and Equipment that, as to such Machinery and Equipment or accessions, do not cost in excess of $500,000 (subject to Adjustment as provided in Section 2.2(h)) in any calendar year, so long as at the time of construction or installation of any such Machinery and Equipment or alterations, no Event of Default exists and the value and utility of the Premises is not diminished thereby, except to an immaterial extent. If the cost of any non-structural alterations, series of related non-structural alterations, Machinery and Equipment or accessions thereto is in excess of $500,000 (subject to Adjustment as provided in Section 2.2(h)) in any calendar year, the prior written approval of Lessor shall be required. Lessee shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Lessor. At the end of the Lease Term, Lessor shall have the right to require Lessee to remove any alterations, except for those alterations required by law or for which Lessor has agreed in writing that removal will not be required.
        Lessee shall have the right, without obtaining the consent of Lessor, to make any and all changes and betterments to the interior of the Improvements located on the Premises as may be required for Lessee's use of the Improvements. Lessee shall not be required to provide Lessor with prior notice of the performance of any such work, but shall provide Lessor with copies of as-built plans with respect to any physical alterations of the Improvements costing more than $100,000 or which materially modify a building system.
        Lessee shall have the continuing and unrestricted right without Lessor's approval to repair, replace, move or remove any machinery, equipment, systems or components of systems that are used in the Premises so long as such repair or replacement is made with comparable parts or components. Any such replacement, upgrade or repair shall be completed with new or remanufactured materials and equipment of like kind and quality to that which then exists. Upon such repair or replacement title to the new part or component shall vest in the name of the owner of the original part or component and the title to the original part or component shall vest in Lessee.
        Lessee shall have the right to make replacements, upgrades, changes, repairs or betterments to parking areas, traffic patterns, landscaping and other similar exterior repairs and changes without Lessor's approval as long as such repairs and changes do not decrease the useful life, utility or square footage of the affected areas or cause the Improvements or any portion of the Premises to violate any state or local laws or ordinances.
        Lessee shall, at its cost and expense, make all alterations to the Property required so as to cause the Property to comply with applicable laws.
        With respect to any changes which affect the structural components of or the exterior façade of the Improvements located on the Premises, Lessee shall first request the approval of Lessor with regard to any such change which is other than in the nature of a repair to an existing Improvement or its components. In the event that Lessee wishes to implement such a change, it shall notify Lessor of its intention to perform such work, shall provide Lessor with a notice containing a description of and budget for all such work to be performed, and shall provide Lessor with schematic drawings showing the nature, extent and location of the work to be performed. Lessor shall have forty-five (45) days, time being of the essence, to respond to Lessee's request for permission to make such changes, which approval will not be unreasonably withheld or delayed. If Lessor does not agree to allow the requested change, it shall so state in writing which notice shall be sent to Lessee in the same manner as other notices as provided for herein. Such notification shall contain the reasons for disapproval. Lessee may then consult with Lessor as to such action or submit a modified proposal which shall again be subject to the provisions of this Section 2.2(f). Provided; if Lessor does not respond to Lessee within such forty-five (45) day period, Lessee shall have the right to deliver a ten (10) day notice of Lessor's previous failure to respond and if Lessor does not then respond to Lessee within such ten (10) day period (time being of the essence), Lessor shall be deemed to have agreed to allow the change to be constructed in the manner described in Lessee's most recent notice.
        Lessee shall cause any alterations to be performed and completed in a good, substantial and workmanlike manner, free from faults and defects, and in compliance with all applicable laws. Lessor shall have no duty or obligation to inspect the alterations, but shall have the right to do so during normal business hours and upon reasonable prior notice to Lessee. Whenever Lessee performs any alterations upon the Property, Lessee shall promptly commence the alterations and, once commenced, diligently and continually pursue the completion of the alterations within a reasonable time. Lessee shall be responsible for the acts and omissions of all of its employees and all other persons performing any of the alterations.
        Effective October 1 of each year, the amounts specified in Sections 2.2(a) and 2.2(b) shall be subject to annual adjustment upwards (but not downwards) based upon increases in the Consumer Price Index ("CPI"). For purposes of this Section, CPI shall have the same meaning as in Schedule B. Lessee shall notify Lessor, in writing, of Lessee's determination of the adjusted amounts within the last calendar quarter of each year, but absent manifest hardship, the failure to give such notice shall not prevent giving such notice at any later date.

      Severable Property.

      Lessee may, at its expense, install, assemble or place on the Premises and remove and substitute any items of machinery, equipment, furniture, furnishings or personal property used or useful in Lessee's business and trade fixtures described in Schedule A (collectively, the "Severable Property"), and title to same shall remain in Lessee; provided that for purposes hereof none of the Improvements (as defined in Section 1.1(b) hereof shall constitute "Severable Property".

      Removal of Severable Property.

  Lessee may remove the Severable Property at any time during the Lease Term and shall remove all Severable Property at the end of the Lease Term or upon any earlier termination. Any of Lessee's Severable Property not removed by Lessee prior to the expiration of the Lease or thirty (30) days after an earlier termination shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor, at Lessee's cost and expense, without obligation to account therefor. Lessee will repair at its expense all damage to the Premises caused by the removal of Lessee's Severable Property, whether effected by Lessee or by Lessor.

      Lessee's Assignment and Subletting.
        Except as expressly set forth below in this Section 4.1, Lessee may not assign this Lease, voluntarily or involuntarily, whether by operation of law or otherwise, or sublet any of the Premises at any time to any other person without the prior written consent of Lessor, which consent, in the event of any assignment or sublease, may be withheld by Lessor for any or no reason, and any such purported assignment or sublease without such consent shall be null and void ab initio.
        (i) Provided that no Event of Default by Lessee under this Lease shall have occurred and be continuing either on the day of the notice or the effective date of the proposed assignment, Lessee shall have the right, upon thirty (30) days prior written notice to Lessor, with no consent of Lessor being required or necessary to (A) assign this Lease by operation of law or otherwise, to any person that is, and at all times during the Term continues to be, either a wholly-owned subsidiary of Lessee or a controlled affiliate (as defined in Section 1.6(c), Clause A only of this Lease) of Lessee, or (B) assign this Lease to any person that immediately following such assignment will have a publicly traded unsecured senior debt rating of "Baa2" or better from Moody's Investors Services, Inc. or a rating of "BBB" or better from Standard & Poor's Corporation (or, if such person does not then have rated debt, a determination to the reasonable satisfaction of Lessor that its unsecured senior debt would be so rated by such rating agencies), and in the event all of such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Lessor and Lender (any assignment to such assignee under clause (A) or (B) above, a "Preapproved Assignment").
          This is hidden for numbering purposes!
          If Lessee desires to assign this Lease, whether by operation of law or otherwise, to a person ("Non-Preapproved Assignee") who would not be a Preapproved Assignee ("Non-Preapproved Assignment") then Lessee shall, not less than ninety (90) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Lessor information regarding the following with respect to the Non-Preapproved Assignee (collectively, the "Review Criteria"): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Premises and (F) risk factors associated with the proposed use of the Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Lessor and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee no later than the thirtieth (30th) day following receipt of all such information, and Lessor and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment. If a response is not received by Lessor and Lender by the expiration of such thirty (30) day period, such Non-Preapproved Assignee shall be deemed disapproved.
        Provided that no Event of Default by Lessee under this Lease shall have occurred and be continuing either on the day of the notice or the effective date of the proposed sublease, Lessee shall have the right, upon thirty (30) days prior written notice to Lessor, to enter into one or more subleases that demise, in the aggregate, up to but not in excess of twenty-five percent (25%) of the gross leasable area of the Improvements located at each or any of the three pieces of land constituting the Premises as described in Schedule A, with no consent or approval of Lessor being required or necessary ("Preapproved Sublet"). If Lessee desires to enter into or permit subleases which, in the aggregate, exceed twenty-five percent (25%) of the gross leasable area of the Improvements at any particular piece of the Premises ("Non-Preapproved Sublet") without the prior written consent of Lessor, which consent shall be granted or withheld in Lessor's sole discretion, then Lessee shall comply or cause the transferee to comply with the provisions of subparagraph 4.1(d) below. A sublease to any controlled affiliate (as defined in Section 1.6(c), Clause A only) shall be deemed a Preapproved Sublet.
        If Lessee assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Lessee hereunder, actual or contingent, including obligations of Lessee which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Lessor at the time of such assignment. Each sublease of any of the Premises shall be subject and subordinate to the provisions of this Lease. No assignment or sublease shall affect or reduce any of the obligations of Lessee hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Lessor under this Lease.
        Lessee shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Lessor which, in the event of an assignment, shall be in recordable form.
        As security for performance of its obligations under this Lease, Lessee hereby grants, conveys and assigns to Lessor all right, title and interest of Lessee in and to all subleases now in existence or hereafter entered into for any or all of the Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Lessor hereby grants to Lessee a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Premises, provided, however, that Lessor shall have the absolute right at any time upon notice to Lessee and any sublessees or at any time following the occurrence and during the continuance of an Event of Default to revoke said license and to collect such rents and sums of money and to retain the same. Lessee shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Lessor which consent shall not be unreasonably withheld nor shall Lessee accept any rents more than thirty (30) days in advance of the accrual thereof nor permit anything to be done, the doing of which, nor moot or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.
        Lessee shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of any of the Premises, and any such mortgage, pledge or encumbrance made in violation of this Section 4.1 shall be void and of no force and effect.
        Subject to the provisions of Section 1.6, Lessor may sell or transfer the Premises to a third party (each a "Third Party Purchaser"). In the event of any such transfer, Lessee shall attorn to a Third Party Purchaser as Lessor so long as such Third Party Purchaser and Lessor notify Lessee in writing of such transfer and such Third Party Purchaser assumes in writing the obligations of Lessor under this Lease. At the request of Lessor, Lessee will execute such documents confirming the agreement referred to above and such other agreements as Lessor may reasonably request, provided that such agreements do not increase the liabilities and obligations of Lessee hereunder.
        A tenancy for not more than twelve (12) consecutive months granted to a party which acquires all or a portion of the assets of or stock of Lessee or an affiliate of the Lessee for purposes of temporary operation and/or removal of sold property from the Premises shall not be regarded as a subletting governed by this Section 4.1.

      Net Lease.
        It is expressly understood and agreed by and between the parties that this Lease is a triple net lease, and the Basic Rent and all other sums payable hereunder to or on behalf of Lessor shall be paid without notice or demand and without setoff, counterclaim, abatement, suspension, deduction or defense.
        Except as otherwise expressly provided in the Lease, this Lease shall not terminate, nor shall Lessee have any right to terminate this Lease or be entitled to the abatement of any rent or any reduction thereof, nor shall the obligations hereunder of Lessee be otherwise affected, by reason of any damage to or destruction of all or any part of the Premises from whatever cause, the taking of the Premises or any portion thereof by condemnation or otherwise, the prohibition, limitation or restriction of Lessee's use of the Premises, or interference with such use by any private person or corporation, or by reason of any eviction by paramount title or otherwise, or Lessee's acquisition of ownership of the Premises otherwise than pursuant to an express provision of this Lease, or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that the rent and all other charges payable hereunder to or on behalf of Lessor shall continue to be payable in all events and the obligations of Lessee hereunder shall continue unaffected, unless the requirement to pay or perform the same shall be terminated pursuant to an express provision of this Lease. Nothing contained in this Section 5.1 shall be deemed a waiver by Lessee of any rights that it may have to bring a separate action with respect to any default by Lessor hereunder or under any other agreement.
        Lessee covenants and agrees that it will remain obligated under this Lease in accordance with its terms, and that Lessee will not take any action to terminate, rescind or avoid this Lease, notwithstanding the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Lessor or any assignee of Lessor in any such proceeding and notwithstanding any action with respect to this Lease which may be taken by any trustee or receiver of Lessor or of any assignee of Lessor in any such proceeding or by any court in any such proceeding.
        Except as otherwise expressly provided in the Lease, Lessee waives all rights now or hereafter conferred by law (i) to quit, terminate or surrender this Lease or the Premises or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the rent, or any other sums payable hereunder to or on behalf of Lessor, regardless of whether such rights shall arise from any present or future constitution, statute or rule of law.
      Taxes and Assessments; Compliance With Law.
        Lessee shall pay, prior to delinquency: (i) all taxes, assessments, levies, fees, water and sewer rents and charges and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time during the Interim Term, the Primary Term or any Extended Term hereof imposed or levied upon or assessed against or which arise with respect to (A) the Premises, (B) any Basic Rent, additional rent or other sums payable hereunder, (C) this Lease or the leasehold estate hereby created or (D) the operation, possession or use of the Premises; (ii) all gross receipts or similar taxes (i.e., taxes based upon gross income which fail to take into account deductions with respect to depreciation, interest, taxes or ordinary and necessary business expenses, in each case relating to the Premises) imposed or levied upon, assessed against or measured by any Basic Rent, additional rent or other sums payable hereunder; (iii) all sales, value added, ad valorem, use and similar taxes at any time levied, assessed or payable on account of the acquisition, ownership, leasing, operation, possession or use of the Premises; and (iv) all charges of utilities, communications and similar services serving the Premises. Lessee shall not be required to pay any franchise, estate, inheritance, transfer, income, capital gains or similar tax of Lessor unless such tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy which Lessee is required to pay pursuant to this Section 5.2(a); provided, however, that if, at any time during the Lease Term, the method of taxation shall be such that there shall be assessed, levied, charged or imposed on Lessor a capital levy or other tax directly on the rents received therefrom, or upon the value of the Premises or any present or future improvement or improvements on the Premises, then all such levies and taxes or the part thereof so measured or based shall be payable by Lessee, and Lessee shall pay and discharge the same as herein provided. Lessee will furnish to Lessor, promptly after demand therefor, proof of payment of all items referred to above which are payable by Lessee. If any such assessment may legally be paid in installments, Lessee may pay such assessment in installments; in such event, Lessee shall be liable only for installments which become due and payable with respect to any tax period occurring in whole or in part during the Lease Term hereof, provided, however, that all amounts referred to in this Section 5.2(a) for the fiscal or tax year in which the Lease Term shall expire shall be apportioned so that Lessee shall pay those portions thereof which correspond with the portion of such year as are within the Lease Term hereby demised.
        Following the occurrence of an Event of Default or if Lessor is required by a Lender to pay into escrow funds necessary to pay Escrow Charges (as hereinafter defined) (but with not less than thirty (30) days prior notice), Lessee shall pay to Lessor such amounts (each an "Escrow Payment") quarterly or as required by such Lender (but not more often than monthly) so that there shall be in an escrow account an amount sufficient to pay the Escrow Charges as they become due. As used herein, "Escrow Charges" shall mean real estate taxes and assessments on or with respect to the Premises or payments in lieu thereof and premiums on any insurance required by this Lease and any reserves for capital improvements, deferred maintenance, repair and/or Lessee improvements and leasing commissions required by any Lender. Lessor shall determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amounts shall equal any corresponding escrow installments required to be paid by Lessor) and the amount of each Escrow Payment. As long as the Escrow Payments are being held by Lessor, the Escrow Payments shall not be commingled with other funds of Lessor or other persons and interest thereon shall accrue for the benefit of Lessee from the date such monies are received and invested until the date such monies are disbursed to pay Escrow Charges. Lessor shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Lessor shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Lessor shall be insufficient for the payment of the Escrow Charges, Lessee, within ten (10) days after Lessor's demand therefor, shall pay the amount of the deficiency to Lessor.
        Lessee shall comply with and cause the Premises to comply with and shall assume all obligations and liabilities with respect to (i) all laws, ordinances and regulations and other governmental rules, orders and determinations presently in effect or hereafter enacted, made or issued, whether or not presently contemplated (collectively, "Legal Requirements"), applicable to the Premises or the ownership, operation, use or possession thereof and (ii) all agreements, contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), covenants, conditions and restrictions now or hereafter applicable to the Premises or the ownership, operation, use or possession thereof, including, but not limited to, all such Legal Requirements, contracts, agreements, covenants, conditions and restrictions which require structural, unforeseen or extraordinary changes; provided, however, that, with respect to any of the obligations of Lessee in clause (ii) above which are not now in existence, Lessee shall not be required to so comply unless Lessee is either a party thereto or has given its written consent thereto, or unless the same is occasioned by Legal Requirements or Lessee's default (including any failure or omission by Lessee) under this Lease. Nothing in clause (ii) of the immediately preceding sentence or the following sentence shall modify the obligations of Lessee under Section 5.4 of this Lease. Lessor agrees that Lessee may negotiate amendments to the service agreements and similar agreements affecting the operation of the Premises which are binding upon the owner of the Premises and that Lessor will execute such amendments and agreements if they will not adversely affect the value of the Premises. Such agreements shall make Lessee responsible for all payments thereunder, but should Lessor incur any costs with respect thereto, Lessee shall indemnify Lessor as provided herein.
      Liens.

      Lessee will remove and discharge any charge, lien, security interest or encumbrance upon the Premises or upon any Basic Rent, additional rent or other sums payable hereunder which arises for any reason, including, without limitation, all liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Premises or by reason of labor or materials furnished or claimed to have been furnished to Lessee or for the Premises, but not including (i) the liens and encumbrances set forth in Schedule A, (ii) this Lease and any assignment hereof or any sublease permitted hereunder and (iii) any mortgage, charge, lien, security interest or encumbrance created or caused by Lessor or its agents, employees or representatives without the consent of Lessee. Lessee may provide a bond or other security acceptable to Lessor to remove or pay all costs associated with the removal of any such lien, provided the conditions of Section 5.5 shall be satisfied. Nothing contained in this Lease shall be construed as constituting the consent or request of Lessor, express or implied, to or for the performance (on behalf of or for the benefit of Lessor) by any contractor, laborer, materialman or vendor, of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof. Notice is hereby given that Lessor will not be liable for any labor, services or materials furnished or to be furnished to Lessee, or to anyone holding an interest in the Premises or any part thereof through or under Lessee, and that no mechanic's or other liens for any such labor, services or materials shall attach to or affect the interest of Lessor in and to the Premises.

      Indemnification.

      Lessee shall pay, protect, indemnify, defend, save and hold harmless each Lessor Party (as defined in Section 9.13) and any lender to Lessor whose security is a lien on the Premises (Lessor's Lender) (each an "Indemnitee") from and against any and all liabilities, losses, damages (including punitive damages), penalties, costs (including attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, use, non-use, occupancy, operation, condition, design, construction, maintenance, repair or restoration of the Premises, (ii) any casualty in any manner arising from the Premises, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Lessee of any provisions of this Lease, any contract or agreement to which Lessee is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Lessee consented to or (iv) any alleged, threatened or actual violation of environmental laws, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

      In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Lessee may, except in the event of a conflict of interest or a dispute between Lessee and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Lessor may employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by Lessee) and (ii) such Indemnitee shall notify Lessee to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Lessee. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Lessor shall have the right to select counsel, and the cost of such counsel shall by paid by Lessee.

      The obligations of Lessee under this Section shall survive any termination, expiration or rejection in bankruptcy of this Lease.

      Permitted Contests.

      Lessee, at its expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, any Legal Requirement with which Lessee is required to comply pursuant to Section 5.2(c), or the amount or validity or application, in whole or in part, of any tax, assessment or charge which Lessee is obligated to pay or any lien, encumbrance or charge not permitted by Sections 2.1, 2.2, 5.2(a), 5.3 and 6.2, provided that (i) the commencement of such proceedings shall suspend the enforcement or collection thereof against or from Lessor and against or from the Premises, (ii) neither the Premises nor any rent therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, attached or lost, (iii) Lessee shall have furnished such security, if any, as may be required in the proceedings and as may be required by Lessor, and (iv) if such contest be finally resolved against Lessee, Lessee shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon. Lessor, at Lessee's expense, shall execute and deliver to Lessee such authorizations and other documents as reasonably may be required in any such contest. Lessee shall indemnify and save Lessor harmless against any cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom. Lessee shall not be in default hereunder in respect to the compliance with any Legal Requirement with which Lessee is obligated to comply pursuant to Section 5.2(c) or in respect to the payment of any tax, assessment or charge which Lessee is obligated to pay or any lien, encumbrance or charge not permitted by Section 2.1, 2.2, 5.2(a), 5.3 and 6.2 which Lessee is contesting in good faith and in accordance with the provisions of this Section 5.5.

      Environmental Compliance.
        For purposes of this Lease:
          the term "Environmental Laws" shall mean and include the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act and all applicable state and local environmental laws, ordinances, rules, requirements, regulations and publications, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted and any and all other federal, state or local laws, ordinances, rules, requirements, regulations and publications, now or hereafter existing, relating to the preservation or regulation of the public health, welfare or environment or the regulation or control of toxic or hazardous substances or materials; and
          the term "Regulated Substance" shall mean and include any, each and all substances or materials now or hereafter regulated pursuant to any Environmental Laws, including, but not limited to, any such substance or material now or hereafter defined as or deemed to be a "regulated substance," "pesticide," "hazardous substance" or "hazardous waste" or included in any similar or like classification or categorization thereunder.
        Lessee shall:
          not cause or permit any Regulated Substance to be placed, held, located, released, transported or disposed of on, under, at or from the Premises in violation of Environmental Laws;
          contain at or remove from the Premises, or perform any other necessary remedial action regarding, any Regulated Substance in any way affecting the Premises if, as and when such containment, removal or other remedial action is required under any Environmental Laws and, whether or not so required, shall perform any containment, removal or remediation of any kind involving any Regulated Substance which materially and adversely affects the Premises in compliance with all Environmental Laws and, upon reasonable request of Lessor after consultation with Lessee (which request may be given only if Lessor reasonably believes that an environmental concern exists which may have a material adverse effect on the Premises), shall arrange for periodic Phase I environmental audits (as such term is defined now or hereafter by the environmental remediation industry) which audits may be requested at intervals of no less than forty-eight (48) months unless a release of a Regulated Substance has occurred (and then only as to the affected area), or such other or further testing or actions as may be required by Environmental Laws or as may be mutually agreed to by Lessor and Lessee, to be conducted at the Premises by qualified companies retained by Lessee specializing in environmental matters and reasonably satisfactory to Lessor in order to ascertain compliance with all Environmental Laws and the requirements of this Lease, all of the foregoing to be at Lessee's sole cost and expense. Further, Lessee shall, upon the reasonable request of Lessor, provide Lessor with a bond or letter of credit, in form and substance satisfactory to Lessor, in an amount sufficient to cover the aggregate of the foregoing costs;
          provide Lessor with written notice (and a copy as may be applicable) of any of the following within ten (10) days of receipt thereof. (A) Lessee's obtaining knowledge or notice of any kind of the material presence, or any actual or threatened release, of any Regulated Substance in any way adversely affecting the Premises; (B) Lessee's receipt or submission, or Lessee's obtaining knowledge or notice of any kind, of any report, citation, notice or other written communication from or to any federal, state or local governmental or quasi-governmental authority regarding any Regulated Substance in any way adversely affecting the Premises; or (C) Lessee's obtaining knowledge or notice of any kind of the incurrence of any cost or expense by any federal, state or local governmental or quasi-governmental authority or any private party in connection with the assessment, monitoring, containment, removal or remediation of any kind of any Regulated Substance in any way adversely affecting the Premises, or of the filing or recording of any lien on the Premises or any portion thereof in connection with any such action or Regulated Substance in any way adversely affecting the Premises; and
          in addition to the requirements of Section 5.4 hereof, defend all actions against the Indemnified Parties and pay, protect, indemnify and save harmless the Indemnified Parties from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature relating to any Environmental Laws or other environmental matters concerning the Premises. Except as provided in Section 14.1(b), the indemnity contained in this Section 5.6 shall survive the expiration or earlier termination of this Lease.
          If a violation of Environmental Laws occurs or is found to exist and, in Lessor's reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed $500,000, Lessor shall give Lessee thirty (30) days written notice of the existence of such violation of Environmental Laws together with all back up material relating thereto and if Lessee shall not within such thirty (30) day period provide bona fide evidence that the violation of Environmental Laws does not exist or that it has been remediated, Lessee shall upon Lessor's reasonable request within thirty (30) days after the expiration of the original thirty (30) day period, provide to Lessor adequate financial assurances that Lessee will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit reasonably satisfactory to Lessor in form and substance and in an amount not less than, nor more than 125% of, the reasonable estimate of the anticipated cost of such remedial action based upon a Site Assessment performed pursuant to Section 5.6(b)(vi).
          upon prior written notice from Lessor, Lessee shall permit such persons as Lessor may designate ("Site Reviewers") to visit the Premises and perform, as agents of Lessee, environmental site investigations and assessments ("Site Assessments") on the Premises (i) for the purpose of determining whether there exists on the Premises any violation of Environmental Laws or any condition which could result in any violation of Environmental Laws, (ii) in connection with any sale, financing or refinancing of the Premises, (iii) within the six month period prior to the expiration of the Lease Term, (iv) if required by a lender or the terms of any credit facility to which Lessor is bound, (v) if an Event of Default exists, (vi) at any other time that, in the opinion of Lessor or Lender, a reasonable basis exists to believe that a violation of Environmental Laws exists, or (vii) as required by Environmental Law. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Lessee shall supply to the Site Reviewers such historical and operational information regarding the Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments shall be paid by Lessee; provided, Lessee shall not be required to pay for more than one (1) such Site Assessment in any twenty-four (24) month period, unless such Site Assessment shall occur by reason of an Event of Default.
        The provisions of this Section 5.6(b)(v) shall not apply to the environmental conditions on the portion of the Premises located in South Windsor, Connecticut as disclosed in a certain Phase I report prepared by TRC under date of June, 2001 unless Lessee shall fail to comply with existing orders issued by the Connecticut Department of Environmental Protection. Lessee shall provide Lessor with periodic (i.e.:  not less than during the first month of each calendar quarter) updates of the status until the outstanding orders are closed.

      Procedure Upon Purchase.
        If Lessee shall purchase the Premises pursuant to Section 6.2 of this Lease (or any other Section of this Lease to which this Section 6.1 applies), Lessor shall convey or cause to be conveyed title thereto by special warranty deed, free of any mortgage imposed by Lessor and subject only to this Lease, the lien of any taxes, exceptions subject to which the Premises were conveyed to Lessor (including the Permitted Exceptions), exceptions created or consented to or existing by reason of any action or inaction by Lessee and all Legal Requirements and any violations thereof, parties in possession, and any state of facts an accurate survey would disclose.
        Upon the date fixed for any purchase of the Premises pursuant to this Lease, Lessee shall pay to Lessor the purchase price therefor specified herein in immediately available funds, together with all Basic Rent, additional rent and other sums then due and payable hereunder to and including such date of purchase, and there shall be delivered to Lessee a deed or other conveyance of the interests in the Premises then being sold to Lessee and any other instruments reasonably necessary to evidence the conveyance of title thereto described in Section 6.1 (a) and to assign any other property then required to be assigned by Lessor pursuant hereto.
        There shall be no adjustments at the closing of a purchase pursuant to this Section 6.1. Lessee shall pay all charges incident to such conveyance and assignment, including, without limitation, reasonable counsel fees, escrow fees, recording fees, title insurance premiums and all applicable transfer taxes (not including any income, capital gain or franchise taxes of Lessor) which may be imposed by reason of such conveyance and assignment and the delivery of said deed or conveyance and other instruments. Upon the completion of any purchase of the entire Premises (but not of any lesser interest than the entire Premises) but not prior thereto (whether or not any delay or failure in the completion of such purchase shall be the fault of Lessor), this Lease shall terminate, except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to such completion of purchase.
      Condemnation and Casualty.
        General Provisions. Except as provided in Section 6.2(b), Lessee hereby irrevocably assigns to Lessor any award, compensation or insurance payment to which Lessee may become entitled by reason of Lessee's interest in the Premises (i) if the use, occupancy or title of the Premises or any part thereof is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any person having the power of eminent domain ("Condemnation") or (ii) if the Premises or any part thereof is damaged or destroyed by fire, flood or other casualty ("Casualty"). All awards, compensations and insurance payments on account of any Condemnation or Casualty are herein collectively called "Compensation." Lessor may appear in any such proceeding or action to negotiate, prosecute and adjust any claim for any Compensation, and Lessor shall collect any such Compensation. Lessor may not unilaterally negotiate, prosecute and adjust any claim for any Compensation. Lessor must consult with and obtain Lessee's consent thereto. If the parties are unable to so agree, then they shall appoint a professional adjuster who shall negotiate, prosecute and adjust a claim for Compensation. Lessee shall pay all of Lessor's reasonable costs and expenses in connection with each such proceeding, action, negotiation, prosecution and adjustment. Lessee shall be entitled to participate in any such proceeding, action, negotiation, prosecution, appeal or adjustment as contemplated herein. Notwithstanding anything to the contrary contained in this Article VI, if permissible under applicable law, any separate Compensation made to Lessee for its moving and relocation expenses, anticipated loss of business profits, loss of goodwill or fixtures and equipment paid for by Lessee and which are not part of the Premises (including, without limitation, the Severable Property) shall be paid directly to and shall be retained by Lessee (and shall not be deemed to be "Compensation"). All Compensation shall be applied pursuant to this Section 6.2, and all such Compensation (less the expense of collecting such Compensation) is herein called the "Net Proceeds."
        Substantial Condemnation. If a Condemnation shall affect all or a substantial portion of the Premises (or a particular piece of the Premises) and shall render the Premises (or a particular piece of the Premises), in Lessee's good faith judgment, unsuitable for restoration for continued use and occupancy in Lessee's business, then Lessee may, not later than sixty (60) days after a determination has been made as to when possession of the Premises (or such portion thereof) must be delivered with respect to such Condemnation, deliver to Lessor (i) notice of its intention ("Notice of Intention") to terminate this Lease on the next rental payment date which occurs not less than ninety (90) days after the delivery of such notice (the "Condemnation Termination Date"), (ii) a certificate of an authorized officer of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such Condemnation has rendered the Premises (or a particular piece of the Premises) unsuitable for restoration for continued use and occupancy in Lessee's business, (iii) documentation to the effect that termination of this Lease will not be in violation of any agreement in effect as of the Condemnation Termination Date with which Lessee is obligated to comply pursuant to this Lease, and (iv) if the Condemnation Termination Date occurs at any time during the Lease Term, an irrevocable offer by Lessee to Lessor to purchase on the Condemnation Termination Date any remaining portion of the Premises (or a particular piece of the Premises) and the Net Proceeds, if any, payable in connection with such Condemnation (or the right to receive the same when made, if payment thereof has not yet been made), at a price equal to the then fair market value of the Premises (or a particular piece of the Premises) or the original Acquisition Cost applicable to such portion of the Premises as identified in Schedule E, whichever is greater. If Lessor shall reject such offer by notice given to Lessee not later than fifteen (15) days prior to the Condemnation Termination Date, this Lease shall terminate on the Condemnation Termination Date (except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to the Condemnation Termination Date or which are expressly stated to survive the termination or expiration of this Lease) upon payment by Lessee of all Basic Rent, additional rent and other sums due and payable hereunder to and including the Condemnation Termination Date, and the Net Proceeds shall belong to Lessor. Unless Lessor shall have rejected such offer in accordance with this Section, Lessor shall be conclusively considered to have accepted such offer, and, on the Condemnation Termination Date, there shall be conveyed to Lessee or its designee the remaining portion of the affected portions of the Premises, if any, and there shall be assigned to Lessee or its designee all its interest in the Net Proceeds, pursuant to and upon compliance with Section 6.1.
        Substantial Casualty Affecting 151 Batson Drive, Manchester, Connecticut During Extended Term. If an insured Casualty shall, in Lessee's good-faith judgment, affect that portion of the Premises known as 151 Batson Drive, Manchester, Connecticut (Schedule A, Third Piece) during an Extended Term, if any, and shall render that portion of the Premises unsuitable for restoration for continued use and occupancy in Lessee's business, then Lessee may, not later than ninety (90) days after such Casualty, deliver to Lessor (i) notice of its intention to terminate this Lease as to such portion of the Premises on the next rental payment date which occurs not less than sixty (60) days after the delivery of such notice (the "Casualty Termination Date"), (ii) a certificate of an authorized officer of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such Casualty has rendered such portion of the Premises unsuitable for restoration for continued use and occupancy in Lessee's business, and (iii) documentation to the effect that termination of this Lease will not be in violation of any agreement then in effect with which Lessee is obligated to comply pursuant to this Lease. Upon payment by Lessee of all Basic Rent, additional rent and other sums then due and payable hereunder to and including the Casualty Termination Date, this Lease shall terminate as to such portion of the Premises only on the Casualty Termination Date except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to the Casualty Termination Date, and the Net Proceeds shall belong to Lessor. In such event, Rent shall be adjusted in accordance with the percentages contained in Schedule D.
        Less Than Substantial Condemnation or Any Casualty During the Interim Term, the Primary Term or the Extended Term. If, after a Condemnation or Casualty, Lessee does not give or does not have the right to give Notice of Intention to terminate this Lease as provided in Subsection 6.2(b) or (c), then this Lease shall continue in full force and effect and Lessee shall, at its expense, rebuild, replace or repair the Premises in conformity with the requirements of Subsections 2.1, 2.2 and 5.3 so as to restore the Premises (in the case of Condemnation, as nearly as practicable) to the condition, and character thereof immediately prior to such Casualty or Condemnation.

        If the Net Proceeds are less than $500,000, Lessor shall permit the Net Proceeds to be used by Lessee to repair or restore the Premises. Lessor (or a lender if required by any mortgage) shall hold Net Proceeds in excess of $500,000 in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

          prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Lessor, (B) Lessor shall be provided with mechanics' lien insurance (if available) and acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Lessor, and name Lessor and Lessor's Lender as additional dual obligees, and (C) if allowed by law, appropriate waivers of mechanics' and materialmen's liens shall have been provided to Lessor;
          at the time of any disbursement, no Event of Default shall exist and no mechanics' or materialmen's liens shall have been filed against any of the Premises and remain undischarged or shall not have been partially released or subordinated to the extent of any progress payments made;
          disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors' and subcontractors' sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Lessor can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;
          each request for disbursement shall be accompanied by a certificate of Lessee, signed by the president or a vice president of Lessee, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Lessee has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;
          Lessor may retain ten percent (10%) of the Restoration Fund until 90% of the restoration is fully completed;
          if the Restoration Fund is held by Lessor, the Restoration Fund shall be held in trust and shall not be commingled with Lessor's other funds and shall bear interest at a rate agreed to by Lessor and Lessee; and
          such other reasonable conditions as Lessor or Lessor's Lender may impose.
        Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by Lessor, exceeds the amount of the Net Proceeds available for such restoration, the amount of such excess shall, upon demand by Lessor, be paid by Lessee to Lessor to be added to the Restoration Fund. Any sum so added by Lessee which remains in the Restoration Fund upon completion of restoration shall be refunded to Lessee. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Proceeds shall be deemed to be disbursed prior to any amount added by Lessee.
        If any sum remains in the Restoration Fund after completion of the restoration and the repayment of any sums added by Lessee to the Restoration Fund, such sum shall be retained by Lessor.
        Intentionally deleted.
        From and after the event of loss, and during or prior to any period of repair or rebuilding pursuant to this Section, this Lease will remain in full force and effect, and Base Rent shall continue to be payable in accordance with Section 1.5, without abatement or reduction.
      Insurance.
        Lessee will maintain insurance on the Premises of the following character:
          Insurance against all risks of direct physical loss, including loss by fire, lightning and other risks which at the time are included under "extended coverage" endorsements, in amounts sufficient to prevent Lessor and Lessee from becoming a coinsurer of any loss but in any event in amounts not less than 100% of the estimated replacement cost of the Improvements, exclusive of foundations and excavations, with deductibles not to exceed $50,000;
          General public liability insurance and/or umbrella liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises in the minimum amounts of $15,000,000 combined single limit or in such greater amounts as are then customary for property similar in use to the Premises;
          Rent loss insurance in an amount sufficient to cover loss of rents from the Premises pursuant to this Lease for a period of at least one year;
          Worker's compensation insurance (including employers' liability insurance, if requested by Lessor) to the extent required by the law of the state in which the Premises are located and to the extent necessary to protect Lessor and the Premises against Lessee's workers' compensation claims (to the extent permitted by applicable law, Lessee may self-insure with respect to worker's compensation insurance);
          Boiler and machinery insurance in respect of any boilers and similar apparatus located on the Premises in the minimum amount of $500,000 or in such greater amounts as to adequately insure the Premises;
          During any period of construction on the Premises, builder's risk insurance on a completed value, nonreporting basis for the total cost of such alterations or improvements, and workers' compensation insurance as required by applicable law. This coverage may be provided by Lessee's all risk property insurance pursuant to Section 6.3(i) herein; and
          Such other insurance in such amounts and against such risks, as is commonly obtained in the case of property similar in use to the Premises and located in the states in which the Premises are located by prudent owners of such property, including, but not limited to, flood insurance (if the Premises is in a flood plain) and earthquake insurance.

        Such insurance shall be written by companies authorized to do business in the state where the Premises are located and carrying a claims paying ability rating of at least "A:X" by Best's rating service, and with the exception of workers' compensation insurance, shall name Lessor as an additional insured as its interest may appear. If the Premises or any part thereof shall be damaged or destroyed by casualty, and if the estimated cost of rebuilding, replacing or repairing the same shall exceed $50,000, Lessee promptly shall notify Lessor thereof.

        Every such policy (other than any workers' compensation policy and general liability policy) shall bear a mortgagee endorsement in favor of the Lessor's Lender or beneficiary (whether one or more, the "Mortgagee") under each mortgage, deed of trust or similar security instrument creating a lien on the interest of Lessor in the Premises (whether one or more, the "Mortgage"), and any loss under any such policy shall be payable to the Mortgagee which has a first lien on such interest (if there is more than one first Mortgagee, then to the trustee for such Mortgagees) to be held and applied by Mortgagee toward restoration pursuant to Section 6.2. Every policy referred to in Subsection 6.3(a) shall provide that it will not be cancelled or amended except after thirty (30) days' written notice to Lessor and the Mortgagee and that it shall not be invalidated by any act or negligence of Lessor, Lessee or any person or entity having an interest in the Premises, nor by occupancy or use of the Premises for purposes more hazardous than permitted by such policy, nor by any foreclosure or other proceedings relating to the Premises, nor by change in title to or ownership of the Premises.
        Lessee shall deliver to Lessor and Mortgagee (i) upon request copies of the applicable insurance policies and (ii) original or duplicate certificates of insurance, satisfactory to Lessor and Mortgagee evidencing the existence of all insurance which is required to be maintained by Lessee hereunder and payment of all premiums therefor, such delivery to be made (i) upon the execution and delivery hereof and (ii) at least thirty (30) days prior to the expiration of any such insurance. Lessee shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 6.3 unless Lessor is named an additional insured therein and unless there is a mortgagee endorsement in favor of Mortgagee with loss payable as provided herein. Lessee shall immediately notify Lessor whenever any such separate insurance is obtained and shall deliver to Lessor and Mortgagee the policies or certificates evidencing the same. Any insurance required hereunder may be provided under blanket policies, provided that the Premises are specified therein.
        The requirements of this Section 6.3 shall not be construed to negate or modify Lessee's obligations under Section 5.4.

      Conditional Limitations; Default Provisions.
        Any of the following occurrences or acts shall constitute an Event of Default under this Lease:
          If Lessee shall (1) fail to pay any Basic Rent, additional rent or other sum within three (3) business days of when required to be paid by Lessee hereunder or (2) fail to observe or perform any other provision hereof and such nonmonetary failure shall continue for thirty (30) days after written notice to Lessee of such failure (provided that, in the case of any such failure which cannot be cured by the payment of money and cannot with diligence be cured within such thirty (30) day period, if Lessee shall commence promptly to cure the same and thereafter prosecute the curing thereof with diligence, the time within which such failure may be cured shall be extended for such period not to exceed one hundred eighty (180) days, unless a longer period is agreed to by Lessor;
          If any representation or warranty of Lessee set forth in any certificate provided by Lessee pursuant to this Lease, shall prove to be incorrect in any material adverse respect as of the time when the same shall have been made in a way adverse to Lessor and Lessor shall suffer a loss or detriment as a result thereof, including, without limitation, the taking of any action (including, without limitation, the demise of the Premises to Lessor herein) in reliance upon such representation or warranty and, in each case, the facts shall not be conformed to the representation and warranty as soon as practicable in the circumstances (but in no event to exceed thirty (30) days) after written notice to Lessee from Lessor of such inaccuracy and Lessor restored to the position it would have enjoyed had such representation or warranty been accurate at the time it was made;
          If Lessee shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state law or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of creditors, or if a petition proposing the adjudication of Lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Lessee shall consent to or acquiesce in the filing thereof or such petition shall not be discharged or denied within ninety (90) days after the filing thereof;
          If a receiver, trustee or conservator of Lessee, or of all or substantially all of the assets of Lessee, or of the Premises or Lessee's estate therein shall be appointed in any proceeding brought by Lessee, or if any such receiver, trustee or conservator shall be appointed in any proceeding brought against Lessee and shall not be discharged within ninety (90) days after such appointment, or if Lessee shall consent to or acquiesce in such appointment;
          If the Premises shall have been either (x) abandoned or (y) vacated for a period in excess of thirty (30) consecutive days (not including periods of repair or restoration following a casualty or condemnation or retenanting periods in connection with an existing sublease or assignment agreement);
          A default by Lessee beyond any applicable cure period in the payment of rent under, or in the performance of any other material provision of, any other lease or leases that have, in the aggregate, annual rental obligations of $500,000 or more if the lessor under any such lease or leases commences to exercise its remedies thereunder;
          A final, non-appealable judgment or judgments for the payment of money in excess of $5,000,000.00 in the aggregate shall be rendered against Lessee, which sum is not covered by insurance, and the same shall remain undischarged for a period of sixty (60) consecutive days (unless payment is not then required by the judgment or the order issued in connection with the judgment);
          Lessee shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution, except as allowed herein;
          Lessee shall sell or transfer or enter into an agreement to sell or transfer all or substantially all of its assets, except as allowed herein;
          Lessee shall fail to renew or replenish the Hold Back Amount in accordance with the requirements of Section 13.1;
          A default beyond any applicable cure period or at maturity by Lessee in any payment of principal or interest on Lessee's obligations under its senior secured credit facility or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if such default causes such obligation to become due prior to its stated maturity.
        If an Event of Default shall have happened, be continuing and any grace period hereunder shall have expired, Lessor shall have the right to give Lessee notice of Lessor's termination of the Lease Term. Upon the giving of such notice, the Lease Term and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Lease Term, and all rights of Lessee hereunder shall expire and terminate, but Lessee shall remain liable as hereinafter provided.
        If an Event of Default shall have happened and be continuing, Lessor shall have the immediate right, whether or not the Lease Term shall have been terminated pursuant to Subsection 7.1(b), to reenter and repossess the Premises and the right to remove all persons and property (subject to Section 3.2) therefrom by summary proceedings, ejectment or any other legal action or in any lawful manner Lessor determines to be necessary or desirable. Lessor shall be under no liability by reason of any such reentry, repossession or removal. No such reentry, repossession or removal shall be construed as an election by Lessor to terminate the Lease Term unless a notice of such termination is given to Lessee pursuant to Subsection 7.1(b) or unless such termination is decreed by a court.
        At any time or from time to time after a reentry, repossession or removal pursuant to Subsection 7.1(c), whether or not the Lease Term shall have been terminated pursuant to Subsection 7.1(b), Lessor may (but shall be under no obligation to) relet the Premises for the account of Lessee, in the name of Lessee or Lessor or otherwise, without notice to Lessee, for such term or terms and on such conditions and for such uses as Lessor, in its absolute discretion, may determine. Lessor may collect any rents payable by reason of such reletting. Lessor shall not be liable for any failure to relet the Premises or for any failure to collect any rent due upon any such reletting.
        No expiration or termination of the Lease Term pursuant to Subsection 7.1(b), by operation of law or otherwise, and no reentry, repossession or removal pursuant to Subsection 7.1(c) or otherwise, and no reletting of the Premises pursuant to Subsection 7.1(d) or otherwise, shall relieve Lessee of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, reentry, repossession, removal or reletting.
        If an Event of Default shall have happened, be continuing and any grace period hereunder shall have expired, Lessor shall have the following options regarding monetary payments:
          In the event of any expiration or termination of the Lease Term or reentry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, Lessee shall pay to Lessor all Basic Rent, additional rent and other sums required to be paid by Lessee, in each case to and including the date of such expiration, termination, reentry, repossession or removal, and, thereafter, Lessee shall, until the end of what would have been the Lease Term in the absence of such expiration, termination, reentry, repossession or removal and whether or not the Premises shall have been relet, be liable to Lessor for, and shall pay to Lessor, as liquidated and agreed current damages: (i) all Basic Rent, all additional rent and other sums which would be payable under this Lease by Lessee in the absence of any such expiration, termination, reentry, repossession or removal, together with all expenses of Lessor in connection with such reletting (including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys' fees and expenses (including, without limitation, fees and expenses of appellate proceedings), employee's expenses, alteration costs and expenses of necessary preparation for such reletting), less (ii) the net proceeds, if any, of any reletting effected for the account of Lessee pursuant to Subsection 7.1(d). Lessee shall pay such liquidated and agreed current damages on the dates on which rent would be payable under this Lease in the absence of such expiration, termination, reentry, repossession or removal, and Lessor shall be entitled to recover the same from Lessee on each such date.
          At any time after any such expiration or termination of the Lease Term or reentry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, whether or not Lessor shall have collected any liquidated and agreed current damages pursuant to Subsection 7.1(f)(i), Lessor shall be entitled to recover from Lessee, and Lessee shall pay to Lessor on demand, as and for liquidated and agreed final damages for Lessee's default and in lieu of all liquidated and agreed current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the excess, if any, of (a) the aggregate of all Basic Rent, additional rent and other sums which would be payable under this Lease, in each case from the date of such demand (or, if it be earlier, to date to which Lessee shall have satisfied in full its obligations under Subsection 7.1(f)(i) to pay liquidated and agreed current damages) for what would be the then unexpired Lease Term in the absence of such expiration, termination, reentry, repossession or removal, discounted at the rate of 5% per annum, over (b) the then fair rental value of the Premises, discounted at the rate of 5% per annum for the same period. If any law shall limit the amount of liquidated final damages to less than the amount above agreed upon, Lessor shall be entitled to the maximum amount allowable under such law.
          In lieu of the provisions of Section 7.1(f)(i) and 7.1(f)(ii), Lessor may, upon notice to Lessee, require Lessee to make an irrevocable offer to terminate this Lease upon payment to Lessor of an amount (the "Default Termination Amount") specified in the next sentence. The "Default Termination Amount" shall be the greatest of (A) the sum of the fair market value of the Premises and the applicable prepayment premium which Lessor will be required to pay in prepaying any loan with proceeds of the Default Termination Amount, (B) the sum of the Acquisition Cost (identified in Schedule E) and the applicable prepayment premium which Lessor will be required to pay in prepaying any loan with proceeds of the Default Termination Amount or (C) an amount equal to the present value of the entire Basic Rent from the date of such purchase to the date on which the Lease Term would expire, assuming that the Lease Term has been extended for all extension periods, if any, provided for in this Lease. Upon such notice to Lessee, Lessee shall be deemed to have made such offer and shall, if requested by Lessor, within ten (10) days following such request deposit with Lessor as payment against the Default Termination Amount the amount described in (B) above and Lessor and Lessee shall promptly commence to determine Fair Market Value. Within thirty (30) days after the Fair Market Value Date, Lessor shall accept or reject such offer. If Lessor accepts such offer then, on the tenth (10th) business day after such acceptance, Lessee shall pay to Lessor the Default Termination Amount and, at the request of Lessee, Lessor will convey the Premises to Lessee or its designee in accordance with Section 6.1. Any rejection by Lessor of such offer shall have no effect on any other remedy Lessor may have under this Lease.
          In lieu of the provisions of Sections 7.1(f)(i), 7.1(f)(ii) and 7.1(f)(iii), Lessor may, upon notice to Lessee, declare Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Lessee shall immediately pay to Lessor all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Lessor). Upon receipt by Lessor of all such accelerated Basic Rent and Monetary Obligations ,this Lease shall remain in full force and effect and Lessee shall have the right to possession of the Premises from the date of such receipt by Lessor to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Lease Term, (B) Lessee shall have no option to extend or renew the Lease Term.
      Bankruptcy or Insolvency.
        If Lessee shall become a debtor in a case filed under Chapter 7 or Chapter 11 of the Bankruptcy Code and Lessee or Lessee's trustee shall fail to elect to assume this Lease within sixty (60) days after the filing of such petition or such additional time as provided by the court within such sixty (60) day period, this Lease shall be deemed to have been rejected. Immediately thereupon, Lessor shall be entitled to possession of the Premises without further obligation to Lessee or Lessee's trustee, and this Lease, upon the election of Lessor, shall terminate, but Lessor's right to be compensated for damages (including, without limitation, liquidated damages pursuant to any provision hereof) or the exercise of any other remedies in any such proceeding shall survive, whether or not this Lease shall be terminated.
        Neither the whole nor any portion of Lessee's interest in this Lease or its estate in the Premises shall pass to any trustee, receiver, conservator, assignee for the benefit of creditors or any other person or entity, by operation of law or otherwise under the laws of any state having jurisdiction of the person or property of Lessee, unless Lessor shall have consented to such transfer. No acceptance by Lessor of rent or any other payments from any such trustee, receiver, assignee, person or other entity shall be deemed to constitute such consent by Lessor nor shall it be deemed a waiver of Lessor's right to terminate this Lease for any transfer of Lessee's interest under this Lease without such consent.
        In the event of an assignment of Lessee's interests pursuant to this Section 7.2, the right of any assignee to extend the Lease Term for an Extended Term beyond the Primary Term or the then Extended Term of this Lease shall be extinguished.
      Additional Rights of Lessor.
        No right or remedy hereunder shall be exclusive of any other right or remedy, but shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing. Failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future. Receipt by Lessor of any Basic Rent, additional rent or other sums payable hereunder with knowledge of the breach of any provision hereof shall not constitute waiver of such breach, and no waiver by Lessor of any provision hereof shall be deemed to have been made unless made in writing. Lessor shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions hereof, or to a decree compelling performance of any of the provisions hereof, or to any other remedy allowed to Lessor by law or equity.
        If an Event of Default on the part of Lessee shall have occurred hereunder and be continuing, then, without thereby waiving such default, Lessor may, but shall be under no obligation to, take all action, including, without limitation, entry upon the Premises, to perform the obligation of Lessee hereunder immediately and without notice in the case of any emergency as may be reasonably determined by Lessor and upon five business days' notice to Lessee in other cases. All reasonable expenses incurred by Lessor in connection therewith, including, without limitation, attorneys' fees and expenses (including, without limitation, those incurred in connection with any appellate proceedings), shall constitute additional rent under this Lease and shall be paid by Lessee to Lessor upon demand.
        If Lessee shall be in default in the performance of any of its obligations under this Lease beyond any applicable grace or cure period hereunder, Lessee shall pay to Lessor, on demand, all expenses incurred by Lessor as a result thereof, including, without limitation, reasonable attorneys' fees and expenses (including, without limitation, those incurred in connection with any appellate proceedings). If Lessor shall be made a party to any litigation commenced against Lessee and Lessee shall fail to provide Lessor with counsel approved by Lessor and pay the expenses thereof, Lessee shall pay all costs and reasonable attorneys' fees and expenses in connection with such litigation (including, without limitation, fees and expenses incurred in connection with any appellate proceedings).
        If Lessee shall fail to pay when due any Basic Rent, additional rent or other sum required to be paid by Lessee hereunder, Lessor shall be entitled to collect from Lessee as additional rent and Lessee shall pay to Lessor, in addition to such Basic Rent, additional rent or other sum, a late payment charge on the delinquency equal to the "Late Rate". The "Late Rate" shall be the lesser of (i) that per annum rate of interest which exceeds by two (2) percentage points, the base rate most recently announced by Citibank, N.A., New York, New York, as its Base Rate or (ii) the maximum rate permitted by applicable law. In addition to all other remedies Lessor has hereunder, if Lessee shall fail to pay any Basic Rent, additional rent or other sum, as and when required to be paid by Lessee hereunder prior to the expiration for the period of payment pursuant to Subsection 7.1(a)(i)(1), Lessor shall be entitled to collect from Lessee, and Lessee shall pay to Lessor, as additional rent, an amount equal to 1% of the amount shown in the notice as unpaid.

      Notices and Other Instruments.

      All notices, offers, consents and other instruments given pursuant to this Lease shall be in writing and shall be validly given when hand delivered or sent by a courier or express service guaranteeing overnight delivery addressed as follows:

      If to Lessor: c/o W.P. Carey & Co., LLC

      50 Rockefeller Plaza, 2nd Floor

      New York, NY 10020

      With a copy to: A copy of any notice given by Lessee to Lessor shall simultaneously be given by Lessee to:

      Reed Smith, LLP

      2500 One Liberty Place

      Philadelphia, PA 19103

      Attn: Chairman, Real Estate Department

      If to Lessee: Gerber Scientific, Inc.
      83 Gerber Road West
      South Windsor, CT 08074
      Attention: General Counsel
      Facsimile: (860) 648-8153

      With a copy to: Cummings & Lockwood
      CityPlace I
      185 Asylum Street, Floor 36
      Hartford, CT 06103
      Attention: Chair, Real Property Group
      Facsimile: (860) 724-3397

      Lessor and Lessee each may from time to time specify, by giving fifteen (15) days' notice to each other party, (i) any other address in the United States as its address for purposes of this Lease and (ii) any other person or entity in the United States that is to receive copies of notices, offers, consents and other instruments hereunder. Notices given in accordance with this Section 8.1 shall be given and received on the day delivered or refused.

      Estoppel Certificates; Financial Information; Access.
        Each party hereto agrees that at any time and from time to time during the Lease Term, it will promptly, but in no event later than ten (10) business days after request by the other party hereto, execute, acknowledge and deliver to such other party or to any prospective purchaser, assignee or mortgagee or third party designated by such other party, a certificate stating (a) that this Lease is unmodified and in force and effect (or if there have been modifications, that this Lease is in force and effect as modified, and identifying the modification agreements); (b) the date to which Rent has been paid; (c) whether or not there is any existing default by Lessee in the payment of Basic Rent or any other sum of money hereunder, and whether or not there is any other existing default by either party with respect to which a notice of default has been served, and, if there is any such default, specifying the nature and extent thereof, (d) whether or not, to the knowledge of the signer after due inquiry and investigation, there are any setoffs, defenses or counterclaims against enforcement of the obligations to be performed hereunder existing in favor of the party executing such certificate and (e) other items or information that may be reasonably requested. Any such certificate may be relied upon by any actual or prospective mortgagee or purchaser of the Premises. Lessor will, upon ten (10) days' written notice at the request of Lessee, execute, acknowledge and deliver to Lessee a certificate of Lessor, stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and the dates to which Basic Rent, additional rent and other sums payable hereunder have been paid, and either stating that to the knowledge of Lessor no default exists hereunder or specifying each such default of which Lessor has knowledge. Any such certificate may be relied upon by Lessee or any actual or prospective assignee or sublessee of the Premises.
        Any Lessee which is required to file the following information will deliver to Lessor within thirty (30) days (except as set forth below) of filing, sending or otherwise making public, upon request copies of all periodic reports filed by such Lessee with the Securities and Exchange Commission ("SEC") (including, without limitation, all 8-K, 10-K and 10-Q reports pursuant to Section 13(a) of the Securities Act of 1934, as amended (the "1934 Act") and all proxy statements of such Lessee to its stockholders; provided, however, that, if such statements and reports are not required to be filed or do not include the following information, the appropriate Lessee will deliver to Lessor with respect to Lessee the following:
          within seven days after filing with the SEC but in no event more than one hundred twenty (120) days after the end of each fiscal year of Lessee, (1) a balance sheet of Lessee and its consolidated subsidiaries as of the end of such year, (2) a statement of profits and losses of Lessee and its consolidated subsidiaries for such year and (3) a statement of cash flows of Lessee and its consolidated subsidiaries for such year, setting forth in each of (1), (2) and (3) above, in comparative form, the corresponding figures for the preceding fiscal year in reasonable detail and scope and certified by independent certified public accountants of recognized national standing selected by Lessee, and within forty-five (45) days after the end of each fiscal quarter of Lessee a balance sheet of Lessee and its consolidated subsidiaries as of the end of such quarter and statements of profits and losses of Lessee and its consolidated subsidiaries for such quarter, setting forth in each case, in comparative form, the corresponding figures for the similar quarter of the preceding year, in reasonable detail and scope, and certified by an officer of Lessee, all of the foregoing financial statements being prepared in accordance with generally accepted accounting principles, consistently applied, except as otherwise indicated in such statements; and
          Upon request of Lessor, with reasonable promptness, such additional financial statements and information (including, without limitation, copies of public reports filed by Lessee or financial statements and information delivered by Lessee to its shareholders or lenders and, if Lessee is part of a consolidated group, its financial statement consolidating entries in reasonable detail) regarding the business affairs and financial condition of Lessee as Lessor may reasonably request.
        Lessor and its agents and designees may enter upon and examine the Premises at reasonable times during normal business hours and on reasonable advance written notice and show the Premises to prospective mortgagees and/or purchasers. Except in the event of emergency, Lessee may designate an employee to accompany Lessor, its agents and designees on such examinations. Lessee will provide, upon Lessor's request, all information regarding the Premises, including, but not limited to, a current rent roll, an operating statement reflecting all income from subleases and all operating expenses for the Premises. An appropriate officer of Lessee will certify all such information. In addition, upon the reasonable request of Lessor, Lessee will make available at Lessee's selection officers, managers or employees of Lessee to discuss with Lessor the business affairs of Lessee. Nothing contained in this Section 8.1 shall require the disclosure of confidential or proprietary information.

      No Merger.

      There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate, as well as the fee estate in the Premises or any interest in such fee estate.

      Surrender.

      Upon the expiration or termination of this Lease, Lessee shall surrender the Premises to Lessor in good repair and condition except for any damage resulting from Condemnation or Casualty or normal wear and tear not required to be repaired by Lessee. The provisions of this Section and Article III shall survive the expiration or other termination of this Lease.

      Assumption.

      It shall be a condition precedent to the consolidation of Lessee with one or more persons and to the sale or other disposition of all or substantially all of the assets of Lessee to one or more persons that the surviving entity or transferee of assets, as the case may be, shall deliver to Lessor, and any assignee of any interest of Lessor, an acknowledged instrument assuming all obligations, covenants and responsibilities of Lessee hereunder.

      Reparability; Binding Effect; Governing Law.

      Each provision hereof shall be separate and independent, and the breach of any provision by Lessor shall not discharge or relieve Lessee from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. All provisions contained in this Lease shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of Lessor to the same extent as if each such successor and assign were named as a party hereto. All provisions contained in this Lease shall be binding upon the successors and assigns of Lessee and shall inure to the benefit of and be enforceable by the permitted successors and assigns of Lessee in each case to the same extent as if each successor and assign were named as a party hereto. This Lease shall be governed by and interpreted in accordance with the laws of the state in which the Premises are located.

      Table of Contents and Headings; Internal References.

      The table of contents and the headings of the various sections and schedules of this Lease have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Lease. Unless stated to the contrary, any references to any Section, subsection, Schedule and the like contained herein are to the respective Section, subsection, Schedule and the like of this Lease.

      Counterparts.

      This Lease may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been executed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be executed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument) and shall have been delivered by each of the parties to the other.

      Amendments and Modifications.

      Except as expressly provided herein, this Lease may not be modified or terminated except by a writing signed by Lessor and Lessee.

      Additional Rent.

      All amounts other than Basic Rent which Lessee is required to pay or discharge pursuant to this Lease, including the charge provided for by Section 7.3(d) hereof, shall constitute additional rent.

      Consent of Lessor.

      Except as specifically set forth in this Lease, all consents and approvals to be granted by Lessor shall not be unreasonably withheld or delayed, except that with respect to any assignment of this Lease or subletting of the Premises not expressly permitted by the terms of this Lease, Lessor may withhold its consent for any reason or no reason, and Lessee's sole remedy against Lessor for the failure to grant any consent shall be to seek injunctive relief. In no circumstance will Lessee be entitled to damages with respect to the failure to grant any consent or approval. Time is of the essence with respect to the performance by Lessee of its obligations under this Lease.

      Options.

      The options to extend the Primary Term or any existing Extended Term created in this Lease are exercisable only as long as this Lease is in effect and has not expired or been terminated.

      Schedules.

      Attached hereto are Schedules A, B, C, D and E referred to in this Lease, which Schedules are hereby incorporated by reference herein.

      Granting of Easements.

      Unless Lessor shall in good faith believe that the actions or conveyances set forth in clauses (i) through (vii) shall adversely affect the fair market value, utility or marketability of the Premises, Lessor will join with Lessee from time to time at the request of Lessee (and at Lessee's sole cost and expense) to (i) sell, assign, convey or otherwise transfer an interest in the Premises to any person legally empowered to take such interest under the power of eminent domain, (ii) grant easements, licenses, rights of way and other rights and privileges in the nature of easements, (iii) release existing easements and appurtenances which benefit the Premises, (iv) dedicate or transfer unimproved portions of the Premises for road, highway or other public purposes, (v) execute petitions to have the Premises annexed to any municipal corporation or utility district, (vi) execute amendments to any covenants and restrictions affecting the Premises and (vii) execute and deliver any instrument, in form and substance reasonably acceptable to Lessor, necessary or appropriate to make or confirm such grants, releases or other actions described above in this Section to any person; provided, however, that Lessor shall not be required to take any such action, and Lessee shall not suffer or permit any such action or grant, release, dedication, transfer or amendment, unless Lessor shall have received (x) a certificate of an authorized officer of Lessee stating that such grant or release, or such dedication, transfer or amendment, as the case may be, does not (other than to a de minimis extent) interfere with and is not (other than to a de minimis extent) detrimental to the conduct of business on the Premises as contemplated and permitted hereby and does not (other than to a de minimis extent) impair the usefulness of the Premises for the purposes contemplated and permitted hereby or diminish or impair (other than to a de minimis extent) the fair market value, utility, or marketability of the Premises or Lessor's interest in the Premises, (y) the consideration, if any, being paid to Lessor for said grant, release, dedication, transfer or amendment or other such instruments described in this Section 9.12, is, in the opinion of Lessee, fair and adequate; and (z) a duly authorized and binding undertaking of Lessee, in form and substance reasonably satisfactory to Lessor, to remain obligated under this Lease or other instrument executed by Lessee consenting to the assignment of Lessor's interest in this Lease as security for indebtedness, as though such grant, release, dedication, transfer or amendment had not occurred and to perform all obligations of the grantor or party effecting the release, dedication, transfer or amendment under such instrument of grant or release, dedication, transfer or amendment during the Lease Term. Lessor and Lessee agree that an easement to connect any future building or improvement which may be constructed on "Lot 1", so called (as described in Schedule D attached) to the existing sewer line or other utilities on the Premises shall be subject to this Section 9.12; provided, no additional consideration shall be payable for such an easement and connection.

      Non-Recourse as to Lessor.

      Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Lessor under this Lease shall be limited to actual damages and shall be enforced only against the Premises and not against any other assets, properties or funds of (i) Lessor, (ii) any director, officer, member, general partner, shareholder, limited partner, beneficiary, employee or agent of Lessor or any general partner of Lessor or any of its members or general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor partnership or corporation (or other entity) of Lessor or any of its general partners, shareholders, officers, directors, members, employees or agents, either directly or through Lessor or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (iv) any person affiliated with any of the foregoing, or any director, (the parties identified in clauses (i), (ii), (iii) and (iv) shall be referred to as "Lessor Parties") officer, employee or agent of any thereof. Notwithstanding the foregoing, Lessee shall not be precluded from instituting legal proceedings for the purpose of making a claim against Lessor on account of an alleged violation of Lessor's obligations under this Lease.

      Miscellaneous.
        As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Premises" shall mean "the Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; and (viii) "any of the Machinery and Equipment" shall mean "the Machinery and Equipment or any part thereof or interest therein".
        Any act which Lessor is permitted to perform under this Lease may be performed at any time and from time to time by Lessor or any person or entity designated by Lessor. Each appointment of Lessor as attorney-in-fact for Lessee hereunder is irrevocable and coupled with an interest.
        Lessor shall in no event be construed for any purpose to be a partner, joint venturer or associate of Lessee or of any sublessee, operator, concessionaire or licensee of Lessee with respect to any of the Premises or otherwise in the conduct of their respective businesses.
        This Lease and any documents which may be executed by Lessee on or about the effective date hereof at Lessor's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Premises and the transactions provided for herein. Lessor and Lessee are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.
        The covenants of this Lease shall run with the land and bind Lessee, its successors and assigns and all present and subsequent encumbrancers and sublessees of any of the Premises, and shall inure to the benefit of Lessor, its successors and assigns. If there is more than one Lessee, the obligations of each shall be joint and several.
      Survival.

  Except as provided in Section 14.1, upon expiration of the Lease Term whether as specified herein or by reason of earlier termination, the provisions of Sections 3.2, 5.4, 5.6 and 10.1 shall survive such termination.

      Costs/Financing.
        Subject to the limitations contained herein, Lessee agrees to pay all costs and expenses incurred by Lessor in connection with the purchase and leasing of the Premises including, without limitation, the cost of appraisals, environmental reports, title insurance, surveys, legal fees and expenses. Lessee agrees to pay, within ten (10) days following written request from Lessor, the reasonable costs and expenses incurred by Lessor in connection with the financing of the initial loan from Lessor's Lender, including any "points" or commitment fees, survey and title costs and the fees and expenses of Lessor's and Lender's counsel. All of the above-referenced costs and expenses shall be limited to the sums specified in Schedule C.
        Lessee agrees to pay, within three (3) business days of written demand therefor, any cost, charge or expense (other than the principal of the note and interest thereon at the contract rate of interest specified therein) imposed upon Lessor by Lessor's Lender pursuant to a note, mortgage or assignment which is not caused by the gross negligence or willful misconduct of Lessor and which is not otherwise reimbursed by Lessee to Lessor pursuant to any other provision of this Lease.
        If Lessor desires to obtain or refinance any loan, Lessee shall negotiate in good faith with Lessor concerning any request made by any lender or proposed lender for changes or modifications in this Lease. In particular, Lessee shall agree, upon request of Lessor, to supply any such lender with such notices and information as Lessee is required to give to Lessor hereunder and to extend the rights of Lessor hereunder to any such lender and to consent to such financing if such consent is requested by such lender. Lessee shall provide any other consent or statement and shall execute any and all other documents that such lender requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Lessee under this Lease or materially increase Lessee's obligations under this Lease. Such subordination, nondisturbance and attornment agreement may require Lessee to confirm that (a) lender and its assigns will not be liable for any misrepresentation, act or omission of Lessor and (b) lender and its assigns will not be subject to any counterclaim, demand or offset which Lessee may have against Lessor.

      Subordination, Non-Disturbance and Attornment.
        This Lease and Lessee's interest hereunder shall be subordinate to any mortgage or other security instrument hereafter placed upon the Premises by Lessor, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Lessee) shall provide for the recognition of this Lease and all Lessee's rights hereunder unless and until an Event of Default exists or Lessor shall have the right to terminate this Lease pursuant to any applicable provision hereof.

      Tax Treatment; Reporting.
        Lessor and Lessee each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Lessor as the owner of the Premises and Lessee as the lessee of such Premises including: (1) treating Lessor as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Premises, Machinery and Equipment, (2) Lessee reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Lessor reporting the Rent payments as rental income.
        To the extent any provision of this Lease causes this Lease to be categorized as a "capital lease" as opposed to an "operating lease", such provision shall, to the extent of such conflict, be deemed void, but otherwise this Lease shall continue in full force and effect.

      Hold Back.
        In connection with the initial sale of the Premises from Lessee to Lessor, Lessor has held back the amount of $1,411,833 as security for the performance of Lessee's obligations hereunder ("Hold Back Amount"). The Hold Back Amount shall be held in escrow by Lessor during the term of this Lease in an interest bearing account at a federally insured financial institution, having a maturity of not less than six months, and shall be reinvested upon maturity unless drawn upon as provided herein. The Hold Back Amount shall not be commingled with other funds of Lessor or of other persons. Provided, if Lessor's Lender shall require the Hold Back Amount be assigned to it as security, Lessor shall use its reasonable efforts to cause the foregoing investment and interest provisions to be applied, but Lessor shall not be responsible for the payment of interest on the Hold Back Amount if Lessor's Lender declines to so comply.
        If at any time an Event of Default shall have occurred and be continuing, Lessor shall be entitled, at its sole discretion, to withdraw the Hold Back Amount from the above-described account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Lessee shall be in default (including any Late Rate), (ii) any expense incurred by Lessor in curing any default of Lessee, and/or (iii) any other sums due to Lessor in connection with any default or the curing thereof, including, without limitation, any damages incurred by Lessor by reason of such default or to do any combination of the foregoing, all in such order or priority as Lessor shall so determine in its sole discretion and Lessee acknowledges and agrees that such proceeds shall not constitute assets or funds of Lessee or its estate, or be deemed to be held in trust for Lessee, but shall be, for all purposes, the property of Lessor (or a lender, to the extent assigned). Lessee further acknowledges and agrees that (1) Lessor's application of the Hold Back Amount towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Lessor, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Lessor towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Lessee of the applicable default; provided, an Event of Default shall not exist if Lessee restores the Hold Back Amount to its full original amount within five (5) days so that the original amount of the Hold Back Amount shall be again on deposit with Lessor.
        Beginning on the date which is no later than the twentieth (20th) day of the ninth month preceding the end of the Lease Term, and provided no Event of Default then exists (or on any subsequent date on which a payment is due hereunder), the Lessor shall return to Lessee an amount equal to one-eighth of the Hold Back Amount then in its possession (including any accrued interest). This obligation to return the Hold Back Amount shall continue for each succeeding month thereafter until the Hold Back Amount is returned to Lessee. Provided, this subsection shall not apply if Lessor and Lessee shall have agreed that the Hold Back Amount shall continue to be held by Lessor during any Extended Term. In such latter case, the provisions of this paragraph regarding return of the Hold Back Amount shall continue during any Extended Term in the same fashion as during the Primary Term.
        Lessor shall have the right to designate a lender or any other holder of a mortgage as the beneficiary of the Hold Back Amount during the term of the applicable loan which designee shall have all of the rights of Lessor under this Section 13.1.

      Release of Lessee.
        Lessor agrees that it will, from time to time, release one or more of the entities (or the stock or assets of one or more of the entities) which comprise the Lessee (but not including Gerber Scientific, Inc.) from the terms and conditions of this Lease upon the request of Gerber Scientific, Inc., but subject to the following conditions. Such a release will be given if:
          The credit rating of Gerber Scientific, Inc. is BBB+ or higher at the time the release is requested and it is reasonably expected that the credit rating of Gerber Scientific, Inc. will be no less than BBB+ immediately following the Transaction (as defined below) to which the release relates; or
          Evidence is provided that upon the conclusion of the Transaction for which the release is requested (x) the entity for which the release is requested will remain controlled by Gerber Scientific, Inc. (more than 50% of the stock of the corporation, or interest in the equity thereof if not a corporation, will remain owned by Gerber Scientific, Inc.) and (y) the consolidated net worth of the entity for which the release is requested measured under GAAP will be at least equal to 70 % of the consolidated net worth of that same entity as measured at the end of the fiscal quarter immediately preceding the transaction; or
          Gerber Scientific, Inc. shall pay as an additional Hold Back Amount a sum equal to six (6) months rent computed at the then applicable Rent due under this Lease in connection with each release of an entity. The sums paid hereunder which are added to the Hold Back Amount shall be subject to the provisions of Section 13.1 hereof as if it were deposited as of the commencement of this Lease.
        Notwithstanding any other provisions of this Lease, all entities that constitute the Lessee under this Lease, other than Gerber Scientific, Inc., will be released from any and all obligations under this Lease on the date which is 24 months after the expiration of this Lease, either in accordance with its terms or upon earlier termination.
        If a release is granted as to a portion of the assets of an entity, the Lease shall continue to bind the released entity as to the assets which are not part of the Transaction.
        As used herein, the term "Transaction" shall mean any arrangement, or series of arrangements, for sale of the stock of or assets of an entity for which the release is being requested occurring within any consecutive twenty-four (24) month period during the term of this Lease.
        In the event that any of the entities which comprise Lessee convert to other than corporate status, these provisions shall apply to the equity interest in such an entity.

      Lessor's Agreements.
        From time to time, Lessee may enter into borrowing arrangements and other financial commitments with third parties with respect to the conduct of its business. In connection therewith, Lessor agrees to negotiate in good faith the provision of an agreement to provide a right of use of and access to the Premises in favor of such a third party to allow that party to protect and preserve the security granted to it with respect to such a transaction.
        Upon the execution of this Lease, Lessor shall execute such a landlord's agreement in favor of Lessee's current lenders.
        As of the execution of this Lease, Lessee is in the process of negotiating the placement of certain Environmental Land Use Restrictions ("ELURs") respecting the first and second pieces of the Premises and a portion of the easement located on Lot 1 as described in Schedule D. Lessor acknowledges that such restrictions must be filed on the land records of the Town of South Windsor once the Connecticut Department of Environmental Protection finally approves the same. Lessor agrees to cooperate with Lessee in finalizing such ELURs and, as necessary to execute the same as the owner of the Premises. Lessor further acknowledges that, by law, such ELURs are required to be superior in right to any mortgage which Lessor may place on the Premises. To the extent that any mortgage predates the recording of the final ELURs, Lessor agrees to provide and to obtain from Lessor's Lender, if any, such subordination agreements and other agreements as may be required by the Connecticut Department of Environmental Protection with respect to such ELURs, as necessary. Any cost relating to the foregoing shall be borne by Lessee.
        Lessor and Lessee agree that any press release or statements relating to the Premises or any transaction relating to the Premises will be disclosed to the other party twenty-four (24) hours prior to release. Both parties agree to consider the reasonable comments of the other party prior to issuance of any such press release or statement.

        IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first above written.

        GERB (CT) QRS 14-73, INC., a Delaware Corporation,

        By

             Its

             Duly Authorized

        LESSEES:

        GERBER SCIENTIFIC, INC., a Connecticut corporation

        By

              Michael J. Cheshire

              Its Chairman and Chief Executive Officer

              Duly Authorized

        GERBER TECHNOLOGY, INC., a Connecticut corporation

        By

              Michael J. Cheshire

              Its Senior Vice President

              Duly Authorized

        GERBER SCIENTIFIC PRODUCTS, INC., a Connecticut corporation

        By

              Michael J. Cheshire

              Its President

              Duly Authorized

        GERBER COBURN OPTICAL, INC., a Delaware corporation

        By

              Michael J. Cheshire

              Its Senior Vice President

              Duly Authorized

        SCHEDULE A

        PART I

        LEGAL DESCRIPTION

        Those certain pieces or parcels of land, with the buildings and improvements thereon and appurtenances thereto, located in the Towns of South Windsor and Manchester, County of Hartford and State of Connecticut, more particularly described as follows:

        FIRST PIECE:

        A certain piece or parcel of land known as Lot No. 2, together with a parking easement over land known as Lot No. 1, located in the state of Connecticut, town of South Windsor, as depicted on a map entitled "ALTA/ACSM Survey Prepared For Gerber Scientific Inc., Kelly Road, South Windsor, Connecticut" By Fuss & O'Neill, Inc. Scale: 1"= 40', Dated: 1/18/00, being more particularly bounded and described as follows:

        Beginning at a point on the easterly street line of Gerber Road West, said point being the westerly corner of Lot No.1 and the northerly corner of the parcel herein described;

        Thence S 70 degrees 51'30" E a distance of 391.88' along the southerly line of Lot No.1 to a point;

        Thence S 18 degrees 32'28" W a distance of 219.29' to a point;

        Thence S 09 degrees 27'00" W a distance of 175.00' to a point on the northerly line of Lot No.3;

        The last two courses being along the westerly line of Lot No.1.

        Thence S 66 degrees 14'30" W a distance of 86.87' to a point;

        Thence S 46 degrees 31'00" W a distance of 130.00' to a point;

        Thence N 43 degrees 31'25" W a distance of 67.00' to a point;

        Thence S 46 degrees 28'35" W a distance of 80.00' to a point;

        Thence S 69 degrees 08'29" W a distance of 57.44' to a point;

        Thence N 43 degrees 31'25" W a distance of 151.78' to a point;

        Thence N 70 degrees 51'30" W a distance of 25.14' to a point on the easterly street line of Gerber Road West.

        The last seven courses being along the northerly property line of Lot No.3.

        Thence N 19 degrees 08'30" E a distance of 573.88' along said easterly street line of Gerber Road West to the point and place of beginning;

        Together with an easement to use 120 parking spaces located on Lot 1, which spaces are located in the area more particularly bounded and described as follows:

        Beginning at a point along the southwesterly boundary of Lot 1 lying adjacent to the northerly boundary of Lot 3;

        Thence running N 64 degrees 10'15" E for a distance of 106.78' to a point;

        Thence running N 11 degrees 20'00" E for a distance of 240.00' to a point;

        Thence running S 79 degrees 33'11" E for a distance of 213.16' to a point;

        Thence running S 11 degrees 20'00" W along the northerly boundary of Gerber Road East for a distance of 117.80' to a point;

        Thence running along a curve to the right having a delta of 59 degrees 48'02", a radius of 250.00' and a length of 260.93' to a point;

        Thence running S 84 degrees 59'22" W for a distance of 135.31' along the northerly boundary of Lot No. 3 to a point;

        Thence running N 66 degrees 18'36" W for a distance of 45' to the point and place of beginning.

        The above-referenced easement may be relocated by the owner of Lot 1 to an area on Lot 1 (or on Lot 4 if the owner of Lot 1 is then the owner of Lot 4) subject to the following conditions:

        (a) The owner of Lot 1 shall be responsible for all costs of relocation, including the obtaining of any necessary governmental permits and approvals.

        (b) Relocation shall occur in a manner which shall reasonably take into account the parking needs of the owner of Lot 2 and be performed in a manner which will preserve the number of parking spaces currently in existence on Lot 1 (120 spaces).

        (c) Relocation shall occur in an area reasonably proximate to the building located on Lot 2 and may be part of a larger parking area shared by Lot 2 and the occupants of Lots 1, 3 and 4; provided, the spaces to be used by the occupants of Lot 2 shall be marked as available to such users only. In such event, the owner of Lot 1 shall take reasonable steps necessary to enforce such restrictions.

        SECOND PIECE:

        A certain piece or parcel of land known as Lot No. 3, located in the state of Connecticut, town of South Windsor, as depicted on a map entitled "ALTA/ACSM Survey Prepared For Gerber Scientific Inc., Kelly Road, South Windsor, Connecticut" By Fuss & O'Neill, Inc. Scale: 1"= 40', Dated: 1/18/00, being more particularly bounded and described as follows:

        Beginning at a point on the easterly street line of Gerber Road West, said point being the southwest corner of Lot No.2;

        Thence S 70 degrees 51'30" E a distance of 25.14' to a point;

        Thence S 43 degrees 31'25" E a distance of 151.78' to a point;

        Thence N 69 degrees 08'29" E a distance of 57.44' to a point;

        Thence N 46 degrees 28'35" E a distance of 80.00' to a point;

        Thence S 43 degrees 31'25" E a distance of 67.00' to a point;

        Thence N 46 degrees 31'00" E a distance of 130.00' to a point;

        Thence N 66 degrees 14'30" E a distance of 86.87' to a point on the southerly property line of Lot No.1.

        The last seven courses being along said southerly line of Lot No.2.

        Thence S 53 degrees 36'46" E a distance of 71.95' to a point;

        Thence S 66 degrees 18'36" E a distance of 123.07' to a point;

        Thence N 84 degrees 59'22" E a distance of 135.31' to a point on the southerly street line of Gerber Road East.

        The last three courses being along said southerly line of Lot No.1.

        Thence S 18 degrees 51'58" E a distance of 50.00' along said southerly street line of Gerber Road East to a point on the easterly street line of Gerber Road East;

        Thence by a curve to the left having a delta of 16 degrees 18'54", a radius of 300.00' and a length of 85.43' along said easterly street line of Gerber Road East to a point on the westerly property line of Lot No.4.

        Thence S 21 degrees 18'20" E a distance of 80.85' to a point;

        Thence S 31 degrees 51'15" W a distance of 357.99' to a point;

        Thence S 46 degrees 27'15" W a distance of 621.82' to a point;

        Thence N 78 degrees 31'42" W a distance of 409.84' to a point on the easterly property line of land N/F Robert J. Rubugleno;

        The last four courses being along the northerly line of Lot No.4.

        Thence N 05 degrees 14'00" E a distance of 667.44' along the easterly property lines of land N/F Robert J. Rubugleno, land N/F Lawrence and Gloria Maid, land N/F Fredrick F. Schaffer III, land N/F Paul W. and Aline D. Entress, land N/F Shirley J. Pullum, land N/F Julio S. and Mary A. Hernandez, and land N/F Hector Trocchi, in part by each to a point;

        Thence N 19 degrees 08'30" E a distance of 36.75' along said easterly property line of Hector Trocchi to a point on the southerly street line of Gerber Road West;

        Thence S 78 degrees 37'10"E a distance of 50.46' along said southerly street line of Gerber Road West to a point;

        Thence N 19 degrees 08'30" E a distance of 98.13' along the easterly street line of Gerber Road West to the point and place of beginning.

        THIRD PIECE:

        That certain parcel of land, with the buildings thereon and appurtenances thereto, known as 151 Batson Drive, located in the Town of Manchester, County of Hartford and State of Connecticut, said parcel being more particularly bounded and described as follows:

        Commencing at a point on the easterly line of Batson Drive, which point marks the northwesterly corner of the within described premises and the southwesterly corner of land now or formerly of the Town of Manchester; thence N60 degrees -35'-14"E, along land now or formerly of the Town of Manchester and Donald W. Wilson et al. in part by each, in all a distance of 412.31 feet to a point; thence S41 degrees -19'-01"E, along land now or formerly of the State of Connecticut, a distance of 0.61 feet to a point; thence S60 degrees -56'-25"W, along land now or formerly of the State of Connecticut, a distance of 0.54 feet to a point; thence S40 degrees -56'-02"E, along land now or formerly of the State of Connecticut, a distance of 283.16 feet to a point; thence S49 degrees -53'-27"E, along land now or formerly of the State of Connecticut, a distance of 101.44 feet to a point; thence along the arc of a curve to the right having a radius of 755.03 feet, along land now or formerly of the Town of Manchester, a distance of 75.16 feet to a point; thence S25 degrees -42'-12"E, along land now or formerly of the Town of Manchester, a distance of 606.80 feet to a point; thence S63 degrees -17'-12"W, along land now or formerly of Darn LLC and Mary R. Gamache in part by each, in all a distance of 495.32 feet to a point; thence N14 degrees -22'-20"W, along land now or formerly of Bernice Glode, a distance of 329.33 feet to a point; thence N72 degrees -44'-32"E a distance of 30.04 feet; thence N82 degrees -02'-45"E a distance of 60.38 feet to a point on the southerly line of Batson Drive; thence along the arc of a curve to the left having a radius of 64.00 feet, along the southerly, easterly, and northerly line of Batson Drive, a distance of 182.02 feet to a point; thence along the arc of a curve to the right having a radius of 46.00 feet, along the northerly and easterly line of Batson Drive, a distance of 50.37 feet to a point; thence along the arc of a curve to the left having a radius of 439.26 feet, along the easterly line of Batson Drive, a distance of 336.60 feet to a point; thence along the arc of a curve to the right having a radius of 570.00 feet, along said easterly line of Batson Drive, a distance of 286.73 feet to a point of beginning.

        Said premises are shown on a map entitled, "ALTA/ACSM SURVEY PREPARED FOR GERBER SCIENTIFIC PRODUCTS, INC.; BATSON DRIVE, MANCHESTER, CONNECTICUT; FUSS & O'NEILL INC., Consulting Engineers, 146 Hartford Road, Manchester, Connecticut; Job No. 93-300a11; Date: 01/19/01; Scale 1" = 40'; Sheet No. 1 of 1".

        SCHEDULE A

        PART II

        AGREEMENTS

        None.

        SCHEDULE A

        PART III

        PERMITTED EXCEPTIONS

        1. Taxes to the Town of South Windsor now or hereafter due and payable. (As to First Piece and Second Piece)

        2. Taxes to the Town of Manchester now or hereafter due and payable. (As to Third Piece)

        3. Drainage easement from The Gerber Scientific Instrument Company to The Town of South Windsor dated January 28, 1965 and recorded in Volume 107, Page 163 of the South Windsor Land Records. (As to First Piece and Second Piece)

        4. Sanitary sewer caveats by the Sewer Commission of the Town of South Windsor dated April 30, 1971 and recorded in Volume 136, Page 285 of the South Windsor Land Records and dated May 4, 1971 and recorded in Volume 137, Page 2 of the South Windsor Land Records. (As to First Piece and Second Piece)

        5. Conditions of a Permit granted by the Department of Transportation Bureau of Highways to Gerber Scientific Instrument Company dated December 26, 1978 and recorded in Volume 259, Page 252 of the South Windsor Land Records. (As to First Piece and Second Piece)

        6. Storm drainage easement from Gerber Scientific, Inc. to the Town of South Windsor dated June 16, 1982 and recorded in Volume 317, Page 202 of the South Windsor Land Records. (As to First Piece and Second Piece)

        7. Sanitary sewer easement from Gerber Scientific, Inc. to the Town of South Windsor dated June 16, 1982 and recorded in Volume 317, Page 204 of the South Windsor Land Records. (As to First Piece and Second Piece)

        8. Notice of Variance granted by the Town of South Windsor dated April 5, 1993 and recorded in Volume 710, Page 42 of the South Windsor Land Records. (As to First Piece and Second Piece)

        9. Easements and buffer strips shown on a certain map entitled, "Plot Plan Proposed Industrial Subdivision Prepared For Gerber Scientific Inc. ---9/23/81 ---10/12/81 ---" Sheets 1-6, on file in the South Windsor Town Clerk's Office. (As to First Piece and Second Piece)

        10. Conditions of Approval and Site Development Notes shown on Maps Nos. 2583 and 2584, on file in the South Windsor Town Clerk's Office. (As to First Piece and Second Piece)

        11. Provisions of Industrial Park Regulations made by The Manchester Economic Development Commission adopted February 28, 1977, amended January 6, 1978, recorded March 16, 1978 in Volume 662, Page 292 of the Manchester Land Records, as amended by Waiver of Industrial Park Regulations by the Manchester Economic Development Commission dated July 25, 2001 and recorded in Volume 2305, Page 292 of said Land Records. (As to Third Piece)

        12. Twenty-five (25) foot utility easement as set forth in the regulations set forth in No. 14 above at Page 301 and as shown on Map No. M-21/97 on file in the Manchester Town Clerk's Office. (As to Third Piece)

        13. Fifty (50) foot utility, drainage and access road easement as shown on the map referenced in No. 12 above, and as set forth in a Warranty Deed from the Town of Manchester to Gerber Scientific, Inc. dated May 31, 1983 and recorded in Volume 846, Page 328 of the Manchester Land Records. (As to Third Piece)

        14. Fifty (50) foot building line as shown on the map referenced in No. 12 above. (As to Third Piece)

        15. Electric distribution easement from Gerber Scientific, Inc. to The Connecticut Light & Power Company dated September 30, 1983 and recorded in Volume 865, Page 311 of the Manchester Land Records. (As to Third Piece)

        16. Non-access highway line of Interstate Route 291 as cited in a Warranty Deed from Gerber Scientific, Inc. to the State of Connecticut dated April 11, 1991 and recorded in Volume 1445, Page 30 of the Manchester Land Records and as shown on the map recorded therewith. (As to Third Piece)

        17. Certificate of Approval of Special Exception Modification granted by the Town of Manchester Planning and Zoning Commission dated November 15, 1999 and recorded in Volume 2181, Page 1 of the Manchester Land Records. (As to Third Piece)

        18. Terms and conditions of a parking easement as set forth in a Quit-Claim Deed from Gerber Scientific, Inc. to itself dated July 24, 2001 and recorded in the South Windsor Land Records on July 27, 2001. (As to First Piece)

        19. Environmental Land Use Restrictions in favor of the Connecticut Department of Environmental Protection to be recorded in the South Windsor Land Records. (As to First Piece and Second Piece)

        As to all the foregoing, listing of each as a Permitted Exception shall not relieve Lessee of its obligation to comply with requirements of each item or the provisions of the Lease, as they are applicable.

        SCHEDULE A

        PART IV

        SEVERABLE PROPERTY

        All apparatus, personal property, trade fixtures, inventory, equipment, machinery, fittings, furniture, furnishings, chattel, materials and supplies located on and used in, or related to Lessee's business, including, but not limited to, mainframe computers, kitchen equipment and telephone, communications and similar systems (but not panels or control boxes) and articles of personal property of every kind and nature whatsoever, and any additions, replacements, accessions and substitutions thereto or therefor, and all proceeds of all of the foregoing, or any part of the foregoing used or usable in connection with any present or future operation or letting (or subletting) of such leasehold interest or the activities at any time conducted thereon and now or hereafter owned by Lessee or by any sublessor or other person or entity using all or any part of the Premises by, through, or under (or with the express or implied consent of) Lessee.

        SCHEDULE B

        PART I

        THE PRIMARY TERM AND EXTENDED TERMS
	Commencement	Expiration

Primary Term:	July 31, 2001	July 31, 2018

Extended Terms:
1st Extended Term:	August 1, 2018	July 31, 2028
2nd Extended Term:	August 1, 2028	July 31, 2038

        PART II

        BASIC RENT

        PRIMARY TERM

        $2,117,750 per annum ($529,437.50 per calendar quarter) plus annual increases, but not decreases, in Consumer Price Index beginning October 1, 2002, not to exceed 4% per annum. Consumer Price Index shall have the meaning ascribed below.

        BASIC RENT

        EXTENDED TERMS

        For each Extended Term shall be based on the Rent due in the immediately preceding lease year, subject to annual increases, but not decreases, in the Consumer Price Index not to exceed 4% per annum. Consumer Price Index shall have the meaning ascribed below.

        Consumer Price Index: shall mean the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor for "Urban Consumers" for the "N.Y.-Northern N.J.-Long Island, NY-NJ-CT" area in the table entitled "Consumer Price Index-Cities", or any successor index thereto, "All-Item Figures" (1982-84=100) for the month and year in question. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination to be made pursuant to any provision of this Lease shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if not so published, then with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if not so published, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information, or if the conversion factor, formula or table is unavailable, Lessor or Lessee shall agree on another method to adjust the Consumer Price Index, or any successor thereto, to the figure that would have been arrived at had the manner of computing the Consumer Price Index in effect on the date of this Lease not been altered.

        SCHEDULE C

        EXPENSES TO BE PAID BY LESSEE AT LEASE SIGNING

        Estimate

        $25,000     Lessor Due Diligence

        $10,000     Survey and Zoning Review

        $70,000     Lessor Legal Fees

        $160,000    Lender Costs (If financing shall not occur in connection with the Lease signing, this component shall apply when, and if, such financing shall occur).

        Lessee's maximum liability for each of the above categories shall be the actual cost of each of the foregoing, plus 10%.

        SCHEDULE D

        DESCRIPTION OF LOT 1

        A certain piece or parcel of land known as Lot No. 1, subject to an easement for parking as described herein, located in the state of Connecticut, town of South Windsor, as depicted on a map entitled "ALTA/ACSM Survey Prepared For Gerber Scientific Inc., Kelly Road, South Windsor, Connecticut" By Fuss & O'Neill, Inc. Scale: 1"= 40', Dated: 1/18/00, being more particularly bounded and described as follows:

        Beginning at a point on the southerly street line of Kelly Road, said point being the southeast corner of the intersection of Kelly Road and Gerber Road West, and the northwest corner of the parcel herein described.

        Thence S 68 degrees 30'40" E a distance of 89.45' to a point;

        Thence S 88 degrees 24'30" E a distance of 654.42' to a point on the westerly street line of Gerber Road East.

        The last two courses being along said southerly street line of Kelly Road.

        Thence along a curve to the right having a delta of 99 degrees 44'30", a radius of 20.00' and a length of 34.82' to a point;

        Thence S 11 degrees 20'00" W a distance of 567.16' to a point;

        Thence S 11 degrees 20'00" W a distance of 117.80' to a point;

        Thence along a curve to the right having a delta of 59 degrees 48'02", a radius of 250.00' and a length of 260.93' to a point on the northerly property line of Lot No.3.

        The last four courses being along said westerly street line of Gerber Road East.

        Thence S 84 degrees 59'22" W a distance of 135.31' to a point;

        Thence N 66 degrees 18'36" W a distance of 123.07' to a point;

        Thence N 53 degrees 36'46" W a distance of 71.95' to a point on the easterly property line of Lot No.2.

        The last three courses being along said northerly line of Lot No.3.

        Thence N 09 degrees 27'00" E a distance of 175.00' to a point;

        Thence N 18 degrees 32'28" E a distance of 219.29' to a point on the northerly property line of Lot No.2.

        The last two courses being along said easterly line of Lot No.2.

        Thence N 70 degrees 51'30" W a distance of 391.88' along said northerly line of Lot No.2 to a point on the easterly street line of Gerber Road West.

        Thence N 19 degrees 08'30" E a distance of 364.72' along said easterly street line of Gerber Road West to the point and place of beginning;

        Subject to an easement to use 120 parking spaces in favor of Lot 2 located in the area more particularly bounded and described as follows:

        Beginning at a point along the southwesterly boundary of Lot 1 lying adjacent to the northerly boundary of Lot 3;

        Thence running N 64 degrees 10'15" E for a distance of 106.78' to a point;

        Thence running N 11 degrees 20'00" E for a distance of 240.00' to a point;

        Thence running S 79 degrees 33'11" E for a distance of 213.16' to a point;

        Thence running S 11 degrees 20'00" W along the northerly boundary of Gerber Road East for a distance of 117.80' to a point;

        Thence running along a curve to the right having a delta of 59 degrees 48'02", a radius of 250.00' and a length of 260.93' to a point;

        Thence running S 84 degrees 59'22" W for a distance of 135.31' along the northerly boundary of Lot No. 3 to a point;

        Thence running N 66 degrees 18'36" W for a distance of 45' to the point and place of beginning.

        The above-referenced easement may be relocated by the owner of Lot 1 to an area on Lot 1 (or on Lot 4 if the owner of Lot 1 is then the owner of Lot 4) subject to the following conditions:

        The owner of Lot 1 shall be responsible for all costs of relocation, including the obtaining of any necessary governmental permits and approvals.
        Relocation shall occur in a manner which shall reasonably take into account the parking needs of the owner of Lot 2 and be performed in a manner which will preserve the number of parking spaces currently in existence on Lot 1 (120 spaces).
        Relocation shall occur in an area reasonably proximate to the building located on Lot 2 and may be part of a larger parking area shared by Lot 2 and the occupants of Lots 1, 3 and 4; provided, the spaces to be used by the occupants of Lot 2 shall be marked as available to such users only. In such event, the owner of Lot 1 shall take reasonable steps necessary to enforce such restrictions.

SCHEDULE E

ACQUISITION COSTS AND RENT ALLOCATION

	Acquisition Cost	Rent Allocation
55 Gerber Road	$3,913,222	18.9%
83 Gerber Road	11,012,926	53.4%
151 Batson Drive	5,702,124	27.7%
TOTAL	20,628,272	100%

TABLE OF CONTENTS

ARTICLE I *

Section 1.1 Lease of Premises; Title and Condition. *

Section 1.2 Use. *

Section 1.3 Term. *

Section 1.4 Renewal. *

Section 1.5 Rent. *

Section 1.6 Right of First Offer; Right of First Refusal. 3

ARTICLE II 6

Section 2.1 Maintenance and Repair. 6

Section 2.2 Alterations, Replacements and Additions. 7

ARTICLE III 9

Section 3.1 Severable Property. 9

Section 3.2 Removal of Severable Property. 9

ARTICLE IV *

Section 4.1 Lessee's Assignment and Subletting. *

ARTICLE V 12

Section 5.1 Net Lease. 12

Section 5.2 Taxes and Assessments; Compliance With Law. 13

Section 5.3 Liens. 15

Section 5.4 Indemnification. 15

Section 5.5 Permitted Contests. 16

Section 5.6 Environmental Compliance. *

ARTICLE VI *

Section 6.1 Procedure Upon Purchase. *

Section 6.2 Condemnation and Casualty. 20

Section 6.3 Insurance. 24

ARTICLE VII 26

Section 7.1 Conditional Limitations; Default Provisions. 26

Section 7.2 Bankruptcy or Insolvency. *

Section 7.3 Additional Rights of Lessor. 31

ARTICLE VIII 32

Section 8.1 Notices and Other Instruments. 32

Section 8.2 Estoppel Certificates; Financial Information; Access. 33

ARTICLE IX 35

Section 9.1 No Merger. 35

Section 9.2 Surrender. 35

Section 9.3 Assumption. 35

Section 9.4 Reparability; Binding Effect; Governing Law. 35

Section 9.5 Table of Contents and Headings; Internal References. *

Section 9.6 Counterparts. 36

Section 9.7 Amendments and Modifications. 36

Section 9.8 Additional Rent. 36

Section 9.9 Consent of Lessor. 36

Section 9.10 Options. 36

Section 9.11 Schedules. 36

Section 9.12 Granting of Easements. 37

Section 9.13 Non-Recourse as to Lessor. 37

Section 9.14 Miscellaneous. 38

Section 9.15 Survival. 39

ARTICLE X 39

Section 10.1 Costs/Financing. 39

ARTICLE XI 40

Section 11.1 Subordination, Non-Disturbance and Attornment. 40

ARTICLE XII 40

Section 12.1 Tax Treatment; Reporting. 40

ARTICLE XIII 41

Section 13.1 Hold Back. 41

ARTICLE XIV 42

Section 14.1 Release of Lessee. 42

ARTICLE XV 43

Section 15.1 Lessor's Agreements. 43

LEASE AGREEMENT

Between

GERB (CT) QRS 14-73, INC.

as Lessor

and

GERBER SCIENTIFIC, INC.

GERBER TECHNOLOGY, INC.

GERBER SCIENTIFIC PRODUCTS, INC.

GERBER COBURN OPTICAL, INC.

as Lessee

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